Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ZORAN CORPORATION

MAPLE ACQUISITION CORP.

AND

MICROTUNE, INC.

SEPTEMBER 7, 2010

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TABLE OF CONTENTS

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	-	Form of Certificate of Merger

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 7, 2010 (the “Agreement Date”), by and between Zoran Corporation, a Delaware corporation (“Parent”), Maple Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and Microtune, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, with the Company to continue as the surviving corporation of the Merger in accordance with Delaware Law and to become a wholly owned subsidiary of Parent, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby in accordance with Delaware Law upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the stockholders of the Company approve the Merger pursuant to this Agreement in accordance with Delaware Law.

B. The Board of Directors of Parent and Sub have (i) declared it advisable to enter into this Agreement and consummate the Merger, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby in accordance with Delaware Law upon the terms and subject to the conditions set forth herein.

C. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company are entering into offer letters and employment agreements (including a non-disclosure and inventions assignment agreement and such other agreements in the forms provided by Parent and as are part of Parent’s standard policy of commencement of employment), in each case to become effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California 94303, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date”.

1.3 Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time to be hereinafter referred to as the “Effective Time”.

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall, by virtue of the Merger, be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by Delaware Law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended as of the Effective Time to read: “The name of the corporation is Microtune, Inc.” and all references therein to Sub shall be amended and shall become references to the Surviving Corporation.

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation, and such Bylaws; provided, however, that all references therein to Sub shall be automatically amended and shall become references to the Surviving Corporation.

1.6 Directors and Officers.

(a) The directors of Sub serving immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b) The officers of Sub serving immediately prior to the Effective Time shall, from and after the Effective Time, continue as the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.7 Effect on Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company, or the holders of any securities of the Company or Sub, the following shall occur:

(i) Conversion of Company Common Stock. Subject to Section 1.7(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares canceled pursuant to Section 1.7(a)(iii)) shall be converted into the right to receive $2.92 in cash (the “Per-Share Cash Amount”), without interest. As of the Effective Time, all shares of Company Common Stock that have been converted into the right to receive the Per-Share Cash Amount shall be automatically cancelled and retired and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented shares of such Company Common Stock shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, in accordance with Section 1.9. The amount of cash each such holder is entitled to receive for the shares of Company Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such holder.

(ii) Conversion of Sub Capital Stock. Each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii) Cancellation of Company Capital Stock Owned by the Company and Parent. Each share of Company Capital Stock owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time (but excluding the grant (other than any grants not made in accordance with this Agreement), exercise or settlement of any Company Options, Company RSUs or Company RSAs), the Per-Share Cash Amount shall be appropriately adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change. Notwithstanding the foregoing, nothing contained herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Appraisal Rights.

(i) Notwithstanding anything contained herein to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who (A) have not voted in favor of the Merger or consented in writing thereto, (B) are entitled to demand and have properly exercised, perfected and demanded their appraisal rights in accordance with Section 262 of Delaware Law, and (C) have not effectively withdrawn or lost their rights to appraisal (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per-Share Cash Amount and the holders thereof shall be entitled to only such rights as are granted by Section 262 of Delaware Law; provided, however, that if, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, such holder’s shares of Company Common Stock shall thereupon automatically be treated as if they had been converted as of the Effective Time into the right to receive the Per-Share Cash Amount, without any interest thereon, as if such shares never had been Dissenting Shares. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Any portion of the cash made available to the Paying Agent pursuant to Section 1.9 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) The Company shall give Parent (A) prompt written notice of any demands for appraisal received by the Company, including any stockholder’s notice of their intent to demand payment pursuant to Delaware Law that the Company receives prior to the Company Stockholders Meeting and any withdrawals of such demands, and any other instruments or documents served on the Company pursuant to Section 262 of Delaware Law, or in connection with any proceeding contemplated thereby, and received by the Company prior to the Company Stockholder Meeting, and (B) the right to participate in and direct all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, (X) voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares, (Y) approve any withdrawal of any demands for appraisal (unless such approval creates no obligations for the Company except the obligation to pay, in accordance with this Agreement, the Per-Share Amount with respect to the applicable Dissenting Shares, without interest thereon, as if such shares had never been Dissenting Shares), or (Z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Delaware Law.

1.8 Company Options; Company RSUs.

(a) Company Options. Parent will not assume or substitute for any Company Option, and, accordingly, in lieu of assumption or substitution, and without the need for any action on the part of the holder thereof, each outstanding Company Option shall fully vest and become exercisable prior to the Effective Time in accordance with the terms of the Company Stock Plan under which such Company Option was issued. At the Effective Time, each outstanding Company Option shall terminate, and if, and only if, such Company Option has an exercise price per share less than the Per-Share Cash Amount, the holder thereof shall become entitled to receive, and Parent shall pay or cause to be paid to such holder, as soon as reasonably practicable following the Effective Time and in any event within thirty calendar days thereafter, in settlement thereof, for each share of Company Common Stock subject thereto, cash in an amount equal to the excess of (i) the Per-Share Cash Amount over (ii) the per share exercise price of such Company Option.

(b) Company RSUs. At the Effective Time, each Company RSU (other than any Company RSU held by a non-employee director of the Company) that is unexpired and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Parent in accordance with Section 5.11.

(c) Treatment of Employee Stock Purchase Plans. The Company shall terminate the ESPPs prior to the Effective Time. The Company shall take all necessary actions with respect to the ESPPs (including adopting any required amendments thereto) such that the rights of participants with respect to any offering period underway under the ESPPs as of the date hereof shall be determined by treating a date that is at least two Business Days prior to the Closing Date (or, if more administratively advisable, the last payroll date that is at least two Business Days prior to the Closing Date), or such earlier date as the administrator may determine pursuant to the terms of the ESPPs, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period, but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPPs. The Company shall take all necessary action so that no new offering is commenced under the ESPPs on or after the Agreement Date.

(d) Amendment of Plans; Board Determinations. Prior to the Effective Time, the Company Board (or a committee thereof) shall take such actions as may be reasonably necessary and/or reasonably requested by Parent to implement the provisions of this Section 1.8 and Section 5.11 (with respect to any such action, in a form reasonably acceptable to Parent).

1.9 Surrender of Certificates.

(a) Paying Agent. Parent’s transfer agent, American Stock Transfer, shall act as Paying Agent (the “Paying Agent”) in the Merger for the purpose of distributing the aggregate cash payable pursuant to Section 1.7(a)(i) upon due surrender of the certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (“Certificates”) (or effective affidavits of loss in lieu thereof made pursuant to Section 1.11) or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in accordance with this Section 1.9.

(b) Parent to Deposit Cash. On the Closing Date, Parent, or a direct or indirect subsidiary of Parent, shall make available to the Paying Agent for exchange in accordance with this Section 1.9, through such reasonable procedures as Parent may adopt, the cash payable pursuant to Section 1.7(a)(i) (the “Exchange Fund”).

(c) Exchange Procedures. As promptly as practicable (but in any event within three Business Days) after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record of shares of Company Common Stock that were converted into the right to receive the Per-Share Cash Amount pursuant to Section 1.7(a)(i), (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof made pursuant to Section 1.11) or Book-Entry Shares to the Paying Agent (and shall contain such other provisions as Parent may reasonably specify), and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates (or effective affidavits of loss in lieu thereof made pursuant to Section 1.11) or Book-Entry Shares in exchange for the cash payable pursuant to Section 1.7(a)(i). Upon surrender of a Certificate or transfer of Book-Entry Shares for cancellation to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Book-Entry Shares), and such other documents as may reasonably be required by the Paying Agent, each holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.7(a)(i) in respect of such Certificate or Book-Entry Shares, and the Certificates or Book- Entry Shares so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates and Book-Entry Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.7(a)(i).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.7(a), Section 1.7(c), or Section 5.11(a).

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.7(a)(i) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable. Payment of the Per-Share Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Paying Agent that has not been delivered to any holders of Certificates or Book-Entry Shares pursuant to this Article I within twelve months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Book-Entry Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.7(a)(i). Notwithstanding anything to the contrary contained herein, if any Certificate or Book Entry Shares have not been surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.7(a)(i) in respect of such Certificate or Book Entry Shares would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate or Book Entry Shares shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(h) Investment. The Paying Agent shall invest all cash included in the Exchange Fund, as reasonably directed by Parent, in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any earnings and other income resulting from such investments shall be the sole and exclusive property of Parent, and no part of such earnings or other income shall accrue to the benefit of holders of Company Capital Stock.

1.10 No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender of Certificates or the transfer of Book-Entry Shares in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Certificates or Book-Entry Shares, as applicable. From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.11 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.7(a)(i) in respect of such Certificate; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.12 Withholding Rights. Parent, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from (a) the cash otherwise deliverable under this Agreement, (b) shares deliverable upon settlement of Company RSUs assumed by Parent pursuant to this Agreement, and (c) any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company RSUs, any Company RSAs or any Certificates such amounts as the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Legal Requirements, or pursuant to other applicable judgments, decrees, injunctions or orders. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.13 Tax Consequences. The parties intend the Merger to be a taxable sale of the Company Capital Stock by the stockholders of the Company. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options, Company RSUs or Company RSAs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with or otherwise perfect or confirm of record in the Surviving Corporation full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, immunities, powers and franchises of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of either the Company or Sub, to execute and deliver all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take all lawful action necessary or desirable to accomplish such purpose or acts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in a Schedule of the Company Disclosure Letter shall be deemed to apply to and qualify (i) the corresponding Section or Subsection of this Article II and (ii) each other Section or Subsection of this Article II to the extent that the applicability of such information to such other Section or Subsection is reasonably apparent based on the disclosure), the Company represents and warrants to Parent and Sub as follows:

2.1 Organization, Standing and Power; Subsidiaries.

(a) The Company and each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each Subsidiary has the corporate or other legal power and authority to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would have a Material Adverse Effect on the Company. The Company has delivered to Parent or its counsel true, correct and complete copies of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

(b) Schedule 2.1 of the Company Disclosure Letter sets forth a true, correct and complete list of (i) each of the Subsidiaries of the Company and their respective jurisdictions of organization, (ii) the jurisdictions in which the Company and each of the Subsidiaries of the Company is qualified to do business as a foreign corporation or other legal entity, and (iii) the directors and officers (or similar positions) of the Company and each of the Subsidiaries of the Company, as of the date of this Agreement.

(c) The Company has provided to Parent or its counsel true, correct and materially complete copies of the minute books containing records of all proceedings, consents, actions and meetings, through June 30, 2010, of the Company Board and committees of the Company Board (excluding the portions thereof containing attorney-client privileged information and the portions thereof that relate to the potential sale of the Company or strategic alternatives thereto). The minute books of the Company so provided contain summaries of all actions of the directors of the Company through June 30, 2010, whether such actions were taken by vote, written consent or otherwise, that are accurate in all material respects. The charters of all committees of the Company Board and all codes of conduct, whistleblower policies adopted by the Company Board, as in effect on the Agreement Date, have been provided to Parent or are available as of the Agreement Date at the website located at http://pbs.corporate-ir.net/phoenix.zhtml?c=121862&p=irol-govhighlights. The Company has provided to Parent or its counsel copies of the minute books containing records of proceedings, consents, actions and meetings, through June 30, 2010, of the directors, stockholders, managers, members, partners or comparable Persons of each Principal Subsidiary, in the form such minute books are maintained by the Company and the Principal Subsidiaries in the ordinary course of business.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 150,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of Company Preferred Stock, including 150,000 shares of Series A Preferred Stock, par value $0.001 per share, reserved for issuance in connection with the exercise of Company Rights issued pursuant to the Company Rights Agreement. A total of 54,274,857 shares of Company Common Stock are issued and outstanding as of the Agreement Date. No shares of Company Preferred Stock are issued and outstanding. The Company has not designated, authorized, or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the Agreement Date. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of participation, rights of maintenance, rights of first refusal, rights of rescission and “put” or “call” rights created by the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound (collectively, the “Share Restrictions”).

(b) As of the Agreement Date, the Company has reserved 15,509,174 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Stock Plans and the ESPPs, of which 8,163,591 shares are subject to outstanding and unexercised Company Options, 3,125,708 shares are subject to outstanding and unvested Company RSUs, zero shares are subject to outstanding and unvested Company RSAs, and 4,219,875 shares remain available for issuance thereunder. All shares of Company Preferred Stock and Company Common Stock subject to issuance under the Company Rights Agreement, any Company Stock Plan, or any ESPP, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of all Share Restrictions.

(c) All grants of Company Options and Company RSUs are in compliance with the terms of the applicable Company Stock Plan under which such Company Options and Company RSUs were granted. Since June 30, 2006, the Company has not granted any Company Options or Company RSU to any employee of the Company or any Subsidiary prior to the date of commencement of employment of such employee with the Company or such Subsidiary. Since June 30, 2006, the date of grant of each Company Option and Company RSU granted under each Company Stock Plan was supported by a grant agreement that has been delivered by the Company. Since June 30, 2006, the Company has applied the appropriate accounting measurement date in accordance with applicable accounting principles to each Company Option and Company RSU granted under each Company Stock Plan. Since June 30, 2006, the Company has not granted any Company Options at an exercise price that represents a discount from the fair market value of such Company Option on the valid date of grant of such Company Option. Since June 30, 2006, there has been no re-pricing of Company Options except as contemplated by the Schedule TO-I Tender Offer Statement filed by the Company with the SEC on November 2, 2007, as thereafter amended. Since June 30, 2006, all Company Options and Company RSUs have been properly accounted for in the Financial Statements and reported in compliance with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and, to the Company’s knowledge, there is no basis for any claim that the grant date of any Company Option or Company RSUs granted since June 30, 2006 is inaccurate. Except as set forth on Schedule 2.2(c) of the Company Disclosure Letter, there is not pending or, to the Company’s knowledge, threatened, any investigation by the SEC or any other Governmental Authority with respect to any Company Options or Company RSUs or the grant practices of the Company. Since June 30, 2006, no Company RSAs have been granted and there have been no unvested Company RSAs outstanding since such date.

(d) Except where disclosure would violate applicable Laws relating to data protection and privacy, on or prior to the Agreement Date, the Company delivered to Parent a true, correct and complete list as of the Agreement Date, with respect to each Company Option, the name of the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the applicable Company Stock Plan pursuant to which such Company Option was granted, the effective date of grant of such Company Option, the vesting schedule of any unvested Company Options and the terms of any acceleration of any unvested Company Option, the extent to which such Company Option is vested and exercisable as of the Agreement Date (including the extent such Company Option is not vested as of the Agreement Date), the exercise price per share of such Company Option, the Tax status of such Company Option under Section 422 of the Code, whether the holder of such Company Option is held by a Person that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar Persons), and the term or expiration date of such Company Option. Except where disclosure would violate applicable Laws relating to data protection and privacy, on or prior to the Agreement Date, the Company delivered to Parent a true, correct and complete list as of the Agreement Date, with respect to each Company RSU, the name of the holder of such award, the number of shares of Company Common Stock subject to issuance under such award, the applicable Company Stock Plan pursuant to which such award was granted, the effective date of grant of such award, the vesting schedule (and the terms of any acceleration thereof) of such Company RSU, the term or expiration date of such award, and whether such award is held by a Person that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar Persons).

(e) As of the Agreement Date, except for (i) the Company’s right to repurchase any unvested shares of Company Common Stock under the Company Stock Plans, (ii) the Company’s ability to acquire shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, all in accordance with the terms of the Company Stock Plans, (iii) the Company’s ability to withhold shares of Company Common Stock in order to allow the holder thereof to satisfy its Tax obligations with respect to awards granted pursuant to the Company Stock Plans, all in accordance with the terms of the Company Stock Plans, (iv) Company Options listed on the list of Company Options delivered by the Company to Parent pursuant to Section 2.2(d), (v) Company RSUs listed on the list of Company RSUs delivered by the Company to Parent pursuant to Section 2.2(d), and (vi) 150,000 shares of Company Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, there are no outstanding subscriptions, options, warrants, debentures, notes, puts, calls, rights, exchangeable, exercisable or convertible securities or other Contracts of any character to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (x) obligating the Company or any of its Subsidiaries to grant, issue, deliver, sell, acquire, repurchase or redeem, or cause to be granted, issued, delivered, sold, acquired, repurchased or redeemed, or (y) restricting the transfer of, containing any right of first refusal with respect to, or granting any preemptive or any dilutive rights with respect to, any shares of any capital stock of the Company, any options, rights or warrants to purchase capital stock of the Company, or any Company Voting Debt. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary. Neither the Company nor any Subsidiary is under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(f) No Company Voting Debt is issued or outstanding as of the Agreement Date.

(g) Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between the Company, on the one hand, and any of its securityholders, on the other hand, other than (A) written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, (B) written Contracts granting the Company the ability to acquire shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, all in accordance with the terms of the Company Stock Plans, and (C) written Contracts granting the Company the ability to withhold shares of Company Common Stock in order to allow the holder thereof to satisfy its Tax obligations pursuant to awards granted under the Company Stock Plans, all in accordance with the terms of the Company Stock Plans, or (ii) to the Company’s knowledge as of the Agreement Date, between or among any of the Company’s securityholders. The terms of each of the Company Stock Plans and the applicable restricted stock unit award agreements permit the assumption by Parent of outstanding unvested Company RSUs, as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. True, correct and complete copies of each of the Company Stock Plans and the standard form of all agreements and instruments relating to or issued under each Company Stock Plan have been provided to Parent. All Company RSUs are evidenced by the standard form of agreement therefor so provided to Parent. No agreement evidencing Company RSUs has been amended, modified or supplemented, and there are no agreements, understandings or commitments to amend, modify or supplement any agreement evidencing a Company RSU.

(h) Schedule 2.2(h) of the Company Disclosure Letter sets forth, for each Subsidiary, as applicable: (i) its authorized capital stock or other equity interests, (ii) the number of its outstanding shares of capital stock or other equity interests and type(s) of such outstanding shares of capital stock or other equity interests and (iii) the record owner(s) thereof. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and are owned by the Company or another Subsidiary free and clear of all Share Restrictions created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, debentures, notes, puts, calls, rights, exchangeable, exercisable or convertible securities or other Contracts of any character to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (x) obligating the Company or any of its Subsidiaries to grant, issue, deliver, sell, acquire, repurchase or redeem, or cause to be granted, issued, delivered, sold, acquired, repurchased or redeemed, or (y) restricting the transfer of, containing any right of first refusal with respect to, or granting any preemptive or antidilutive rights with respect to, any shares of any capital stock or other equity interests of any Subsidiary, any options, rights or warrants to purchase capital stock or other equity interests of any Subsidiary, or any Subsidiary Voting Debt. There are no Contracts relating to the voting of any shares of capital stock or other equity interests of any Subsidiary. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or a Subsidiary) in an amount in excess of $100,000 in respect of any single Person.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Company Stockholder Approval being obtained, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to creditors’ rights and subject to general equitable principles. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of all members of the Company Board other than the Abstaining Director, has (i) approved and adopted this Agreement and the Merger, (ii) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the Company stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement (such approval, the “Company Stockholder Approval,” and such stockholders’ meeting, the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements, the rules and regulations of NASDAQ and the Company’s Certificate of Incorporation and Bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or any Subsidiary, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, amendment, cancellation, payment or acceleration of any obligation or loss of any benefit under or require consent, approval or waiver of any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational documents of the Company or any Subsidiary, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Legal Requirement applicable to the Company or any Subsidiary or by or to which any of their respective properties or assets are bound or subject, or (C) any Material Contract to which the Company or any Subsidiary is a party or by or to which their assets or properties are bound or subject.

(c) No consent, approval, Order, license, authorization, registration, declaration or permit of, or filing or registration with or waiver from or notification to, any Governmental Entity or other Person is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, (ii) such Antitrust Filing as may be required under the HSR Act, (iii) the filing of the Company Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (v) such other consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings, waivers, and notices the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect or a material and adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

(d) Assuming the accuracy of the representations and warranties of Parent and Sub in Section 3.4, the adoption of this Agreement and the transactions contemplated hereby by the Company Board referred to in Section 2.3(a) constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger. Assuming the accuracy of the representations and warranties of Parent and Sub in Section 3.4, no other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(e) The Company Rights Agreement has been amended such that none of Parent or any of its subsidiaries, including Sub, shall be an “Acquiring Person,” and no “Stock Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or thereby, including the Merger, and the “Expiration Date” (as such term is defined in the Company Rights Agreement) will occur immediately prior to the Effective Time (but only if the Effective Time shall occur). The Company Rights Agreement has not been otherwise amended or modified. The Company has provided to Parent or its counsel a true, complete and correct copy of the Company Rights Agreement and all amendments thereto.

2.4 SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a) The Company has on a timely basis filed or otherwise furnished (as applicable) all forms, statements, prospectuses, proxy statements, schedules, reports and documents (including items incorporated by reference) required to be filed or furnished (as applicable) by the Company with the SEC under the Securities Act or the Exchange Act since January 31, 2007, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all such forms, statements, prospectuses, proxy statements, schedules, reports and documents in the form filed with the SEC are available on the SEC’s EDGAR website. All such required forms, statements, prospectuses, proxy statements, schedules, reports and documents (including those that the Company may file subsequent to the Agreement Date) are referred to herein as the “Company SEC Reports”. The Company SEC Reports (i) complied at the time filed (or, if amended prior to the Agreement Date, then at the time of the last such amendment) in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of the last such amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Report. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which have been prepared by the Company for filing, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters received by the Company from the SEC for the Company’s three prior fiscal years and its current fiscal year. The SEC has not provided comments to the Company in connection with any Company SEC Reports that to the Company’s knowledge remain unresolved. To the Company’s knowledge, none of the Company SEC Reports is the subject of any ongoing review by the SEC. To the knowledge of the Company, no investigation by the SEC with respect to the Company or any Subsidiary is pending or threatened.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, for normal and recurring year-end audit adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) present fairly the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated. The balance sheet of the Company as of December 31, 2009 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet”.

(c) Without limiting the generality of Section 3.7(a) or Section 3.7(b), (i) KPMG LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, and (ii) the replacement of Ernst & Young LLP as independent public accountant of the Company effective March 13, 2008 was not the result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The Company has not had any material disagreement with its auditors or other event during any of the past three full fiscal years or during the current fiscal year, which disagreement or other event would be required to be disclosed under Item 304 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”). The audit committee of the Company Board includes an “audit committee financial expert,” as defined by Item 401(h)(2) of Regulation S-K.

(d) Neither the Company nor any Subsidiary has any liabilities of any nature (absolute, accrued, contingent or otherwise) that would be required under GAAP to be reflected on, or reserved against in, a consolidated balance sheet of the Company or disclosed in the notes thereto, except for: (i) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (ii) those reflected on, or adequately reserved against in, the Company Balance Sheet or disclosed in the notes thereto, and (iii) liabilities (including the fees and expenses of investment bankers, attorneys, consultants, and accountants) incurred in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any off-balance sheet arrangement (as defined in Item 303(a)(4)(D)(ii) of Regulation S-K).

(e) The Company has established and maintains (i) a system of internal accounting controls sufficient to provide reasonable assurances in compliance with Section 13(b)(2)(B) of the Exchange Act that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing recorded assets at reasonable intervals and appropriate action is taken with respect to any differences, (ii) “disclosure controls and procedures” (as defined in Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act) and such disclosure controls and procedures are effective to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such information is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes Oxley Act, and (iii) “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act) and such internal control over financial reporting is effective (based on the criteria issued by the Committee on Sponsoring Organizations of the Treadway Committee on “Internal Control-Integrated Framework”) in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements in accordance with GAAP. Since January 31, 2007, the Company has disclosed, based on the evaluation of its principal executive officer and principal financial officer as of the end of each period covered by a Company SEC Report, to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures over financial reporting. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any change in or waiver of such code of ethics, as required by Section 406(b) of the Sarbanes-Oxley Act, and to the knowledge of the Company, there have been no violations of the Company’s code of ethics since January 31, 2007.

(f) Since January 31, 2007, the Company has not, nor, to the Company’s knowledge, has any director, executive officer, auditor or accountant of the Company, received any material complaint or claim in writing regarding fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls. Since January 31, 2007, no attorney has reported evidence of a material violation to the Company Board or any committee thereof or, to the Company’s knowledge, the chief legal officer or the chief executive officer of the Company, as contemplated by the Standards of Professional Conduct for Attorneys Appearing and Practicing Before the Commission on the Representation of an Issuer promulgated by the SEC.

(g) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Market.

2.5 Absence of Certain Changes. Since the Company Balance Sheet Date:

(a) there has not occurred a Material Adverse Effect on the Company;

(b) there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, except as required by concurrent changes in GAAP or by Legal Requirements;

(c) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of stock in accordance with the Company Stock Plans in connection with the termination of employees or other service providers;

(d) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary to any of its directors, officers or employees at the director level or above (other than periodic increases in the base salaries of employees who are not officers of the Company in connection with the Company’s customary employee review process and grants of bonus and commission rights or opportunities, in each case in the ordinary course of business and consistent with past practice) or any new loans or extension of existing loans to any such Persons, and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(e) there has not occurred the execution or amendment of any employment agreements or consulting Contracts (other than employment offer letters for newly-hired employees and consulting Contracts, in each case in the ordinary course of business) or the extension of the term of any existing employment agreement or service Contract with any director, executive officer or employee at the director level or above of the Company or any Subsidiary;

(f) there has not occurred any material change with respect to employees of the Company at the director level or above, or any termination of employment of a material number of such employees;

(g) neither the Company nor any Subsidiary has paid or discharged any Encumbrance (other than Permitted Encumbrances) or material liability or obligation which was not shown on the Company Balance Sheet or incurred in the ordinary course of business;

(h) neither the Company nor any Subsidiary has made any change in the manner in which it extends discounts, credits or warranties to any Significant Customer (other than changes in the ordinary course of business that are not material);

(i) there has not occurred any acceleration or release of any vesting condition to the right to exercise any Company Option, Company RSU or Company RSA or other right to purchase or otherwise acquire any shares of Company Common Stock, or any acceleration or release of any Repurchase Rights upon a stockholder’s termination of employment or services with the Company or pursuant to any right of first refusal;

(j) any deferral of the payment of any accounts payable to a Significant Supplier (other than in the ordinary course of business);

(k) neither the Company nor any Subsidiary has commenced or settled any material litigation, and

(l) neither the Company nor any Subsidiary has agreed to do any of the things described in the preceding clauses (a) through (k).

2.6 Litigation.

(a) There is no private or governmental action, suit, proceeding, hearing or mediation pending before any Governmental Entity or arbitration pending before any arbitrator(s) against, nor to the Company’s knowledge, any investigation or review by any Governmental Entity of, the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, executive officers or employees at the director level or above (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). To the knowledge of the Company, no such action, suit, proceeding, hearing, mediation, arbitration, investigation or review is threatened and no Governmental Entity has indicated in writing an intention to conduct any such investigation or review. There is no Order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, executive officers or employees at the director level or above (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any action, suit, proceeding, claim, mediation or arbitration pending against any other Person.

(b) There has not been since June 30, 2006, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) Except as set forth in Schedule 2.6(c) of the Company Disclosure Letter, to the knowledge of the Company, there are no pending claims for any current or former director, officer or employee of the Company or any Subsidiary to indemnification by the Company or such Subsidiary under Legal Requirement, the Certificate of Incorporation of the Company, the Bylaws of the Company, the governing documents of such Subsidiary or any insurance policy or Contract maintained by the Company or such Subsidiary.

2.7 Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any (i) current or future business practice of the Company or any Subsidiary, (ii) any acquisition of property by the Company or any Subsidiary, or (iii) the conduct of business by the Company or any Subsidiary as currently conducted by the Company or any Subsidiary.

2.8 Compliance with Laws; Governmental Permits.

(a) Since June 30, 2006, to the knowledge of the Company, the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any written notice or other written communication regarding any material violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business, assets or properties which has not been corrected such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection therewith. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director, executive officer or employee at the director level or above (i) has given, offered, paid, promised to give, offer or pay or authorized the giving, offer or payment of any money, contributions, entertainment, gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (A) governmental official or employee, (B) political party or candidate thereof, or (C) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof, (ii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iii) has established or maintained any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (vii) violated or operated in noncompliance with any money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations.

(b) Except as individually or in the aggregate has not had a Material Adverse Effect, the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, certificate, franchise, qualification, variance, exemption, approval, concession, order, registration, clearance, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties, or (ii) that is required for the operation of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, certificates, franchises, qualifications, variances, exemptions, approvals, concessions, orders, registrations, clearances, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are valid and in full force and effect. Except as individually or in the aggregate has not had a Material Adverse Effect, the Company and the Subsidiaries have been and are in compliance with the terms of the Company Authorizations. Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity regarding (i) any actual or possible violation of material Legal Requirements or any Company Authorization or any failure to comply with any term or requirement of any material Company Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Authorization, nor, to the knowledge of the Company, do reasonable grounds exist for any such revocation, withdrawal, suspension, cancellation, termination or modification.

2.9 Title to Property and Assets.

(a) The Company and each Subsidiary has good and valid title to all of their respective properties, interests in properties and assets, real and personal (not including any Intellectual Property Rights), reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets that have expired by their terms or were sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company or such Subsidiary peaceful and undisturbed leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances, except (i) statutory liens for current Taxes not yet due and payable or liens for delinquent Taxes being contested in good faith by appropriate proceedings, for which adequate reserves have been made, (ii) statutory liens that are for obligations not past due which are reflected on the Company Balance Sheet, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements and vendors’ liens, (iv) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the Company’s or any Subsidiary’s use of the properties subject thereto or affected thereby, or otherwise materially impair the Company’s or any Subsidiary’s business operations involving such properties, (v) liens securing indebtedness for borrowed money that is reflected on the Company Balance Sheet, and (vi) statutory or common law liens incurred for obligations not yet due and payable to carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that are for obligations not past due which are reflected on the Company Balance Sheet (collectively, “Permitted Encumbrances”).

(b) Schedule 2.9 of the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property currently owned by the Company or any Subsidiary (each such property or interest, an “Owned Real Property”), (ii) all real property and interests in real property currently leased, subleased or otherwise occupied by the Company or any Subsidiary (each such property or interest, a “Leased Real Property”), and (iii) the address for each Leased Real Property and the current rent amounts payable by the Company or any Subsidiary in respect of each Leased Real Property. With respect to Owned Real Property, (A) the Company or the Subsidiary, as applicable, has good and marketable indefeasible fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances, (B) neither the Company nor such Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, or (D) the Company has not been notified in writing or received any other written communication that there is any condemnation or other proceeding in eminent domain pending or threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, neither the Company nor any Subsidiary has (w) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, (x) collaterally assigned or granted to any Person other than the applicable lessor any other security interest in any such leasehold estate or any interest therein, (y) received any written notice from any Governmental Entity with respect to the ownership, lease, occupancy or use of the Leased Real Property that might materially and adversely affect the rights of the Company or any Subsidiary or constitute a violation of Legal Requirements applicable to the Leased Real Property that has not been corrected such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection therewith or (z) received any written notice of any condemnation or other proceeding in eminent domain pending or threatened, affecting such Leased Real Property or any portion thereof or interest therein. The Company has heretofore provided to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

2.10 Intellectual Property.

(a) To the knowledge of the Company, the Company and its Subsidiaries own or have the valid right or license to all Intellectual Property used or incorporated into the Company Products or otherwise currently used in the conduct of the Business.

(b) Neither the Company nor any Subsidiary has transferred ownership of, or agreed to transfer ownership of, any material Company-Owned Intellectual Property or any material Intellectual Property that was Company-Owned Intellectual Property to any third party, and except as set forth on Schedule 2.10(b) of the Company Disclosure Letter, the Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business).

(c) Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property Rights including the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property Rights is valid and subsisting (or in the case of applications, applied for), and the Company is current in the payment of all required registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights and recording the Company’s and its Subsidiaries’ ownership interests therein. The Company and its Subsidiaries (provided that, with respect to each Subsidiary acquired by the Company, the following representation shall be subject to the knowledge of the Company for any period prior to the acquisition) have complied with the duty of candor and disclosure to the United States Patent and Trademark Office (“PTO”) and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company or any Subsidiary (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications.

(d) With respect to the Company Intellectual Property Agreements, (i) the consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payments with respect to any material Company Intellectual Property Agreement, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments and (ii) none of the Company Intellectual Property Agreements grants any exclusive rights to or under any material Company-Owned Intellectual Property to any third party; provided, however, Company makes no representations or warranties under this Section 2.10(d) with respect to any Contract to which the Parent is or may be bound other than the Company Intellectual Property Agreements.

(e) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries, payments and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned Intellectual Property by the Company or any of its Subsidiaries; provided, however, with respect to the Third Party Intellectual Property that is a patent right and not subject to a Company Intellectual Property Agreement, this representation and warranty is made to the knowledge of Company.

(f) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any material Company-Owned Intellectual Property by any third party. Since January 1, 2007, neither the Company nor any Subsidiary has brought any action, suit, or proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(g) Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding (or, since January 1, 2007, received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of, or since January 1, 2007, any material offer to license or grant any other rights or immunities under, any Intellectual Property Right of any third party or that contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right.

(h) To the knowledge of the Company, the Company Products (including the manufacture, use, import, sale or offering for sale thereof) and conduct of the Business, has not infringed, misappropriated, or violated, and does not infringe, misappropriate, or violate any Third Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction where the Company or any Subsidiary conducts the Business, and, to the knowledge of the Company, there is no substantial basis for any such claim.

(i) In accordance with its standard business practices, the Company and each Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignment agreements from all current and former founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Intellectual Property for the Company or any Subsidiary (each, an “Author”) under which such current and former founders, employees, consultants and independent contractors have assigned to Company or its Subsidiaries exclusive ownership of all such Intellectual Property Rights in such contributions and has obtained a waiver from each Author of any non-assignable rights.

(j) The Company and each Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company and each Subsidiary that the Company and each Subsidiary desires to maintain as confidential or trade secret information (“Confidential Information”).

(k) Schedule 2.10(k) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) and that is distributed with or incorporated into any Company Product, and identifies for each item of such Open Source Materials (i) the applicable open source license; (ii) the Company Products in which the item is incorporated into or with which it is distributed; and (iii) whether or not the item was modified by the Company or any Subsidiary. To the knowledge of the Company, the Company and each Subsidiary is in compliance with the terms and conditions of all licenses for such Open Source Materials.

(l) To the knowledge of the Company, neither this Agreement nor the transactions contemplated by this Agreement will, pursuant to any Contract to which the Company or any of its Subsidiaries is a party immediately prior to the Effective Time, will result in: (i) Parent, Sub, the Company, any Subsidiary or the Surviving Corporation granting to any Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, Sub, the Company, any Subsidiary or the Surviving Corporation being bound by, or subject to, any non-competition or other restriction on the operation or scope of their respective businesses, or (iii) Parent, Sub, the Company, any Subsidiary or the Surviving Corporation being obligated to pay any royalties or other amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(m) No (i) government funding; (ii) facilities or resources of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned Intellectual Property. To the knowledge of the Company, except pursuant to Standard Outbound IP Agreements, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property.

(n) Except for that Company Source Code provided to customers in the ordinary course of business pursuant to Standard Outbound IP Agreements, neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing Company’s contractors, consultants and service providers access to Company Source Code on a “need to know” basis). Except for that Company Source Code provided to customers in the ordinary course of business pursuant to Standard Outbound IP Agreements, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on its or their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code; provided, however, Company makes no representations or warranties under this Section 2.10(n) with respect to any Contract to which the Parent is or may be bound other than the Company Intellectual Property Agreements.

(o) Schedule 2.10(o) of the Company Disclosure Letter contains a complete and accurate list and description of all Contracts with any industry standards body or any similar organization to which the Company or any Subsidiary is a party under which Company-Owned Intellectual Property would be subject to licensing to third parties.

(p) The Company and each Subsidiary have complied in all material respects with all applicable Legal Requirements and their respective posted privacy policies relating to (i) the privacy of users of their products and services and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”), (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary, and (iii) any requirement that it have data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies. The execution, delivery and performance of this Agreement will comply with the Company’s and each Subsidiary’s applicable privacy policies. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s or any Subsidiary’s collection, use or disclosure of personally identifiable information.

(q) To the knowledge of the Company, since January 1, 2007, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or a Subsidiary’s possession, custody or control.

2.11 Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written notice or other written communication of any noncompliance of the Facilities, the Properties or their operations with Environmental and Safety Laws which have not been corrected such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection therewith, (b) no notices, administrative actions or suits are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any Property relating to an actual or alleged violation of any Environmental and Safety Laws by the Company or any Subsidiary, (c) to the knowledge of the Company, neither the Company nor any Subsidiary is a potentially responsible party for any environmental investigation or remediation under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (d) neither the Company nor any Subsidiary has at any time Released any Hazardous Material in, on or under, any of the Facilities or any Property in violation of Environmental and Safety Laws which have not been remediated such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection therewith, (e) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in material compliance with applicable Environmental and Safety Laws, except for violations that have been corrected such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection therewith, (f) there are not any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, and (g) the Company’s and each Subsidiary’s uses and activities at its Facilities and Properties have at all times complied in all material respects with all Environmental and Safety Laws.

2.12 Taxes.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or, to the Company’s knowledge, has been a member, have properly completed and filed all Tax Returns required to be filed by them and have timely paid all Taxes due and owing by them. All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered to Parent on behalf of the Company and each Subsidiary correct and complete copies of (i) all income Tax Returns filed by the Company since December 31, 2006 or filed by or on behalf of each Subsidiary since the later of December 31, 2006 or the date the Subsidiary became a Subsidiary of the Company, and (ii) all property, payroll, excise, and sales and use tax returns for material jurisdictions for 2009 that have been filed before the Agreement Date by the Company or by or on behalf of any Subsidiary.

(b) The unpaid Taxes of the Company and each Subsidiary did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability set forth in the Company Balance Sheet. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable or liens for delinquent Taxes being contested in good faith by appropriate proceedings, for which adequate reserves have been made, (ii) no audit pending or, to the knowledge of the Company, threatened audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which Tax Return has not been filed.

(d) Neither the Company nor any Subsidiary has been or is required to include any adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements as a result of transactions, events or accounting methods employed prior to the Agreement Date.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement (other than any such agreement with a customer, vendor, or real property lessor, the principal purpose of which is not to address Tax matters), nor does the Company or any Subsidiary have any liability or potential liability to another party under any such agreement.

(f) The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements.

(g) Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction that (i) is a listed transaction or a reportable transaction within the meaning of Section 6707A(c) of the Code or Section 1.6011-4(b) of the Treasury Regulations or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements or (ii) was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or foreign Tax Legal Requirements) as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements); (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or accrued on or prior to the Closing Date; or (vi) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements).

(k) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) The Company for itself and for its Subsidiaries has provided to the Parent a list of any Tax holidays or incentives. The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holiday or incentive specifically granted to the Company or any Subsidiary.

(m) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) The Company and each Subsidiary have (i) complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or foreign Tax Legal Requirements), (ii) within the time and in the manner prescribed by law, timely withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including all Taxes, and (iii) timely filed (or will timely file) all withholding Tax Returns, for all periods through and including the Effective Time.

(o) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(p) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company has provided to Parent and its counsel a list of each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(q) Schedule 2.12(q) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such nonqualified deferred compensation plan to which the Company or any Subsidiary or ERISA Affiliate is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(r) The exercise price of all Company Options, taking into account corrections through a post-grant upward re-pricing, is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted and such Company Options are fully exempt from Section 409A of the Code, and the Company has not incurred, and neither the Company nor Parent will incur, any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

(s) The Company has never been a United States real property holding corporation within the meaning of Section 897 of the Code.

(t) Neither the Company nor any Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

(u) Neither the Company nor any Subsidiary is a party to any advance pricing agreement or any similar agreement or arrangement.

2.13 Company Employee Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA) and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, currently effective or terminated) providing compensation or other benefits to any current or former director, officer, employee, shareholder, consultant or independent contractor (or to any dependent or beneficiary thereof) of the Company, any Subsidiary or any ERISA Affiliate, which are maintained, sponsored or contributed to by the Company, any Subsidiary or any ERISA Affiliate, or under which the Company, any Subsidiary or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including all incentive, bonus, pension, profit sharing, consulting, employment, retirement, deferred compensation, severance, vacation, paid time off, cafeteria, medical, disability, death benefit, workers’ compensation, fringe benefit, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, agreements or arrangements (each a “Company Employee Plan”) (but excluding, for all purposes of this Agreement other than Sections 2.13(b), 2.13(h) and 5.10 hereof, any Company Employee Plan that is primarily subject to the laws of any jurisdiction outside of the United States). Neither the Company nor, to the knowledge of the Company, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) The Company has provided to Parent a true, correct and complete copy of each Company Employee Plan and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other authorizing documents) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided to Parent true, correct and complete copies of the Form 5500 reports filed for the last two plan years and the most recent actuarial report or other financial statements. Each Company Employee Plan which is intended to qualify under Section 401(a) of the Code either (i) has a current favorable determination letter from the Internal Revenue Service as to its qualified status (or is waiting to receive a favorable determination letter for an application filed during the last twelve (12) months of its previous remedial amendment cycle), or (ii) may rely upon a prototype opinion letter, and each Company Employee Plan and related trust which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the knowledge of the Company no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any such trust. The Company has provided to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan. The Company has also provided to Parent all registration statements and the most recent prospectus prepared in connection with each Company Employee Plan.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan that could reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed on the Company or any Subsidiary. Each Company Employee Plan has been administered in accordance with its terms and the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. Each Company Employee Plan that is maintained or sponsored by the Company or any Subsidiary or ERISA Affiliate can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Surviving Corporation and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) Neither the Company nor any Subsidiary or current or former ERISA Affiliate (i) currently maintains, sponsors, participates in or contributes to, (ii) has ever maintained, established, sponsored, participated in or contributed to (or had any obligation to contribute to) or (iii) has ever incurred any liability with respect to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(f) No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

(g) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued or otherwise properly footnoted in accordance with the requirements of GAAP, on the Financial Statements. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). All contributions, transfers and payments in respect of any Company Employee Plan, other than transfers incident to an incentive stock option within the meaning of Section 422 of the Code or immaterial amounts, have been or are fully deductible under the Code.

(h) Each Company Employee Plan that is primarily subject to the laws of any jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(h) of the Company Disclosure Letter. With respect to each Foreign Plan, (i) such Foreign Plan has been administered in all material respects at all times in accordance with its terms and applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, (ii) all contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such Foreign Plan, (vi) except as required by applicable Legal Requirements, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event) and (vii) no such Foreign Plan promises or provides retiree medical or other retiree welfare benefits to any person other than as required by applicable Legal Requirements. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the Financial Statements.

(i) Except as set forth in Schedule 2.13(i) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith will, individually or in the aggregate, (i) result in any payment under any Company Employee Plan (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits under any Company Employee Plan otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any current or former employee, officer, director or consultant of the Company or any Subsidiary, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(j) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and, to the knowledge of the Company, is not engaged in any unfair labor practice. The Company and each Subsidiary has paid in full to all current and former employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, non-compete payments, and other compensation due to or on behalf of such employees, independent contractors and consultants, except as may be related to payroll or administrative errors concerning non-material amounts. Neither the Company nor any Subsidiary is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability of which the Company or any Subsidiary has received written notice. There are no controversies pending of which the Company or any Subsidiary have received written notice or, to the knowledge of the Company, overtly threatened, between the Company or any Subsidiary and any of their respective current or former employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. There are no disputes pending in court or threatened in writing (including per e-mail) that involve the Company, on the one hand, and any employee or an employee’s representative body (including the works council of the German Subsidiary), on the other hand, as parties. Microtune GmbH & Co. KG (the “German Subsidiary”) (i) is not a member of any employers’ association and (ii) has established a works council (Betriebsrat). Schedule 2.13(j) of the Company Disclosure Letter sets forth a complete list of each effective agreement or arrangement with the works council of the German Subsidiary.

(k) Except as may be related to the German Subsidiary and the works council that is a party to the agreements identified in Schedule 2.13(j) of the Company Disclosure Letter (the “Works Council”), neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization or requirement to consult with or seek approval from any labor organization for the Company to complete the Merger. Except as may be related to the German Subsidiary and the Works Council, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Except as may be related to the German Subsidiary and the Works Council, neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no material labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may materially interfere with the respective business activities of the Company or any Subsidiary. To the knowledge of the Company or any Subsidiary, neither the Company, any Subsidiary, nor any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

(l) To the knowledge of the Company, no employee of the Company or any Subsidiary is in material violation of any term of any employment agreement non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. As of the Agreement Date, no employee of the Company or any Subsidiary with a title of director or higher has given written notice to the Company or any Subsidiary that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Except as expressly contemplated by this Agreement, as of the date hereof, neither the Company nor any Subsidiary has, and to the knowledge of the Company and its Subsidiaries, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an enforceable offer of employment to any present or former employee or consultant of the Company or any Subsidiary, and/or (ii) provided any enforceable assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Parent following the Effective Time.

(m) Except where disclosure would violate applicable Laws relating to data protection and privacy, the Company has provided to Parent a true, correct and complete list of all directors, officers and employees of the Company and each Subsidiary, showing each such individual’s name, position, annual base salary or hourly compensation rate for the current fiscal year, target bonus for the current fiscal year, status as exempt/non-exempt, and bonuses for the current fiscal year and the most recently completed fiscal year. Except where disclosure would violate applicable Laws relating to data protection and privacy, the Company has delivered to Parent the following additional information for each international employee of the Company or any Subsidiary: city/country of employment; citizenship; date of hire and work location. With respect to the German Subsidiary, the Company has also provided to Parent a true, correct and complete list of any released employment relationships (e.g., parental leave) and any employees from temporary employment agencies.

(n) The Company and each Subsidiary has provided to Parent a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each, the initial date of the engagement, whether the engagement has been terminated by written notice by either party and whether either party has given written notice to terminate the engagement after the Agreement Date.

(o) The Company and each Subsidiary has provided to Parent true, correct and complete copies of the most current versions of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary; the most current management organization chart(s); all current and non-expired agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; and a schedule of unpaid bonus commitments made to employees of the Company or any Subsidiary.

(p) There are no internal Company performance improvement or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s current employees with a title of director or higher.

(q) Within two years prior to the Effective Time, the Company and each Subsidiary has been and is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Legal Requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other governmental authority. Within two years prior to the Effective Time, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Business, and/or been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Legal Requirements. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

2.14 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports, since January 1, 2007 no event has occurred and no relationship has existed that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K.

2.15 Insurance. The Company and each Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company and the Subsidiaries. Schedule 2.15(a) of the Company Disclosure Letter lists all policies of insurance and bonds and all self insurance programs and arrangements of the Company or any Subsidiary that are currently in effect, true, correct and complete copies of which have been provided to Parent. Schedule 2.15(b) of the Company Disclosure Letter identifies each material insurance claim made by the Company or its Subsidiaries since January 1, 2007 that has not been paid to the satisfaction of the Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect. Since January 1, 2007, neither the Company nor any Subsidiary has received any written notice or other communication regarding any (a) cancellation of any insurance policy or bond that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any insurance policy or bond, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any insurance policy or bond, or (d) material adjustment in the amount of the premiums payable with respect to any insurance policy or bond. No such policy or bond will terminate or lapse by reason of the transactions contemplated by this Agreement.

2.16 Brokers’ and Advisors’ Fees. Except for fees and expenses payable to (i) Oppenheimer & Co. Inc. as set forth in an engagement letter between the Company and Oppenheimer & Co. Inc. set forth on Schedule 2.16(i) of the Company Disclosure Letter, and (ii) Steel Horse Advisors as set forth in an engagement letter between the Company and Steel Horse Advisors set forth on Schedule 2.16(ii) of the Company Disclosure Letter, correct and complete versions of each of which have been provided by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder, advisor or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder, advisor or similar party as a result of this Agreement or the Merger. A good faith estimate of the fees and expenses of any investment banker, broker, finder, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby is set forth on Schedule 2.16 of the Company Disclosure Letter.

2.17 Customers and Suppliers.

(a) There are no warranty claims, claims for breach of contract, claims for indemnification or other compensation or claims based on product liability pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary by any customer, distributor, reseller, or original equipment manufacturer who, in the fiscal year ended December 31, 2009, or the six months ended June 30, 2010, was one of the ten largest sources of revenue for the Company on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Customer”) which would reasonably be expected to involve a material monetary liability which is not reserved against in the Financial Statements. Each Significant Customer is listed on Schedule 2.17(a) of the Company Disclosure Letter. As of the Agreement Date, neither the Company nor any Subsidiary has received any written or, to its knowledge, oral notice from any Significant Customer that such customer will not continue as a customer of the Surviving Corporation (or Parent) or that any such customer intends to terminate or materially modify existing Contracts with the Surviving Corporation (or Parent) or materially reduce the amount paid to the Surviving Corporation for Company Products.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the fiscal year ended December 31, 2009, or the six months ended June 30, 2010, was one of the ten largest suppliers of goods and/or services to the Company on a consolidated basis, based on amounts paid or payable during such periods (each, a “Significant Supplier”) which the Company reasonably believes could have a materially adverse impact on the Company’s or its applicable Subsidiary’s relationship with such Significant Supplier. Each Significant Supplier is listed on Schedule 2.17(b) of the Company Disclosure Letter. As of the Agreement Date, neither the Company nor any Subsidiary has received any written or, to its knowledge, oral notice of termination or interruption of any existing Contracts with any Significant Supplier.

2.18 Material Contracts.

(a) Schedule 2.18 of the Company Disclosure Letter specifically identifies by subsection each Contract to which the Company or any Subsidiary is a party or by or to which the Company or any Subsidiary is otherwise bound or subject as of the Agreement Date that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) (A) any Contract with a Significant Customer or (B) any Contract with any other customer involving the Company’s or a Subsidiary’s sale or provision of Company Products, services, Intellectual Property or other assets that will generate, or is reasonably likely to generate, more than $300,000 in revenues for the Company or such Subsidiary over the twelve month period commencing on the Agreement Date (excluding for purposes of (B) any individual purchase order involving not more than $500,000 and any Contracts identified in Schedule 2.18(a) (iii) or (vi), ((A) and (B) collectively, the “Key Customer Agreements”);

(ii) (A) any Contract with a Significant Supplier or for the purchase, manufacture or license by the Company or its Subsidiaries of components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or other assets included in or used in connection with the provision of Company Products that requires the Company or any such Subsidiary to expend in excess of $100,000 in the aggregate over the remaining term of such Contract;

(iii) any Contract under which a third party has the right to distribute, resell or solicit customers of Company Products, including distributors, resellers and original equipment manufacturers (each, a “Reseller Agreement”), involving payments by or to the Company or any Subsidiary of more than $500,000 (other than any Contracts identified in Schedule 2.18(a)(vi) and non-exclusive Reseller Agreements terminable by the Company or any Subsidiary for convenience, on ninety (90) days notice or less or within ninety days (90) following the Agreement Date, without any payment or other liability arising from such termination);

(iv) any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract for capital expenditures in excess of $100,000 in the aggregate over the remaining term of such Contract;

(vi) any Contract (identified under the applicable subheading below): (A) limiting the freedom of the Company or any Subsidiary, or that after the Effective Time would have the effect of limiting the freedom of Parent or any of its subsidiaries, to engage or participate, or compete with any other Person, in any line of business, market or geographic area; (B) limiting the freedom of the Company or any Subsidiary, or that after the Effective Time would have the effect of limiting the freedom of Parent or any of its subsidiaries, to hire any individual or group of individuals (other than pursuant to non-disclosure agreements entered into in connection with the evaluation of a potential merger, consolidation, business combination, acquisition or disposition of assets or other similar transaction); (C) prohibiting the Company or any Subsidiary from making use of any Company-Owned Intellectual Property or Third Party Intellectual Property not licensed under such Contract; (D) granting most favored nation or preferred pricing to any third party; (E) that grants exclusive sales, distribution, marketing or other exclusive rights to any third party; (F) that grants any rights of refusal, rights of first offer, rights of first negotiation or similar rights to any third party or that prohibits the Company or any Subsidiary from owning, operating (in the manner such assets of business are currently operated by the Company or any of its Subsidiaries), selling, transferring, pledging or otherwise disposing of any material amount of assets or business; (G) that otherwise prohibits the Company or any Subsidiary from selling, distributing or manufacturing any Company Products or purchasing or otherwise obtaining any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services, or (H) that creates a sales agency relationship with the Company or any Subsidiary;

(vii) any Contract pursuant to which the Company or any Subsidiary has purchased any real property, or any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property (including each Leased Real Property) or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property in each case involving payments in excess of $200,000 per annum;

(viii) any Contract with any of its directors, executive officers or employees other than (A) employee offer letters on the Company’s standard form that are terminable at will without liability to the Company or any Subsidiary, (B) statutory employment agreements deemed to be entered into pursuant to Legal Requirements, (C) employee invention assignment and confidentiality agreements on the Company’s standard form, and (D) option grant and exercise agreements and RSU agreements on the Company’s standard form (which forms have been provided to Parent’s counsel);

(ix) any Contract pursuant to which the Company or any Subsidiary is obligated to act as a guarantor or indemnitor for or against the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, other than pursuant to any Standard Outbound IP Agreements, Standard Inbound IP Agreements, Contracts with customers containing reasonably customary (within the industry) indemnification obligations that were entered into in the ordinary course of business and Contracts identified in the following subsections of Schedule 2.18(a): (i), (ii), (iii), (vii), (x), or (xi);

(x) all licenses, sublicenses and other Contracts pursuant to which (A) the Company or any of its Subsidiaries has agreed to any material restriction on the right of the Company or any of its Subsidiaries to enforce any Intellectual Property Rights, or (B) the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property, other than, in the case of (A) and (B), Standard Outbound IP Agreements, Reseller Agreements, and any Contracts identified in Schedule 2.18(a)(i);

(xi) all material licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any Third Party Intellectual Property or is authorized to market, distribute or resell any product, service or Third Party Intellectual Property, other than Standard Inbound IP Agreements and any Contracts identified in Schedule 2.18(a)(ii);

(xii) any Contract providing for the development of any material Intellectual Property, independently or jointly, by the Company or any Subsidiary (other than Standard Outbound IP Agreements, Reseller Agreements, and any Contracts identified in Schedule 2.18(a)(i));

(xiii) any Contract providing for the development of any Intellectual Property for the Company or any Subsidiary (other than employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors);

(xiv) any joint venture or partnership Contract or any other agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons, other than Reseller Agreements;

(xv) any Contract authorizing any third party to manufacture or reproduce any Company Products, including any Contract relating to the packaging, test or assembly of any Company Product, or to provide maintenance and support for any Company Products (other than Reseller Agreements);

(xvi) any material joint marketing or lead referral agreement, other than Reseller Agreements;

(xvii) any Contract for the employment any director, officer or employee of the Company or any Subsidiary that is not immediately terminable by the Company or such Subsidiary without cost or liability, including any Contract requiring it to make a payment to any director, officer or employee on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xviii) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Company Stock Plans, the ESPPs, Company Options, Company RSUs and Company RSAs disclosed in Section 2.2(d);

(xix) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any Subsidiary;

(xx) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xxi) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xxii) any Contract pursuant to which it has acquired a material business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries), or any Contract that contains “earn-out” provisions or other contingent payment obligations that are payable after the Agreement Date;

(xxiii) any Contract with any Governmental Entity (a “Government Contract”) or any Company Authorization;

(xxiv) any settlement or litigation “standstill” agreement, or any tolling agreement;

(xxv) any Contract that is not otherwise listed in this Section 2.18(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); or

(xxvi) any Contract relating to the membership of, or participation by, the Company or any of its Subsidiaries in, or the affiliation of the Company or any of its Subsidiaries with, any industry standards group or associations.

(b) As of the Agreement Date, there is no material default under any Material Contract by the Company or any Subsidiary and the Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it under any Material Contract. Each of the Material Contracts is a valid, binding and enforceable obligation of the Company or the applicable Subsidiary and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, is in full force and effect, and has not been amended in any material respect except as disclosed in any Schedule of the Company Disclosure Letter pursuant to Section 2.18(a) above. There exists no default or event of default with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to, and the consummation of the Merger shall not, (i) become a material default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify, in any material respect, any Material Contract. Neither the Company nor any Subsidiary has received any written notice or other written communication regarding any actual or possible material violation or breach of, default under, or intention to cancel, or modify in any manner adverse to the Company or any of its Subsidiaries, any Material Contract that has not been resolved such that neither the Company nor any Subsidiary has any further liabilities or obligations in connection with such event. True, correct and complete copies of all Material Contracts (including all amendments and side letters relating thereto) have been provided to Parent prior to the Agreement Date.

(c) To the knowledge of the Company, with respect to any Government Contract, there is, as of the Agreement Date, neither an existing nor a basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any Subsidiary under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted defective pricing, disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any Subsidiary on a Government Contract, or (vi) claim or equitable adjustment by the Company or any Subsidiary relating to a Government Contract. Neither the Company nor any Subsidiary has any material liability for renegotiation of Government Contracts.

2.19 Export Control Laws. To the knowledge of the Company, the Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export control laws and regulations, including Foreign Assets Control Regulations and the Export Administration Act and implementing Export Administration Regulations, and all other applicable import/export controls in other jurisdictions in which the Company or any Subsidiary conducts business. Without limiting the foregoing, to the knowledge of the Company:

(a) the Company and each Subsidiary has obtained all export licenses and other approvals required for its exports of Company Products, software and technologies from the United States;

(b) the Company and each Subsidiary is in material compliance with the terms of all applicable export licenses or other approvals;

(c) there are no pending or threatened claims against the Company or any Subsidiary with respect to such export licenses or other approvals;

(d) there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiaries’ export transactions that may give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such consents and approvals can be obtained expeditiously without material cost.

2.20 Opinion of Financial Advisor. The Company Board has received an opinion from Oppenheimer & Co. Inc., dated September 7, 2010 (which is the date on which the Company Board approved this Agreement), to the effect that, as of such date, the Per-Share Cash Amount to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders. Upon the Company’s receipt of such opinion, the Company shall promptly provide, solely for informational purposes, a copy of such opinion to Parent.

2.21 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Company Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. The Company Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub expressly for inclusion in the Company Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a material and adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. Each of Parent and Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

3.2 Authority; Noncontravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, except as such enforceability may be limited by applicable laws relating to creditors’ rights and subject to general equitable principles.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or impair the Parent’s or Sub’s rights or alter their respective obligations or alter the rights or obligations of any third party under, or give rise to a right of termination, amendment, cancellation, payment or acceleration of any obligation or loss of any benefit under, (A) any provision of the Certificate of Incorporation or Bylaws of Parent and Sub, in each case, as amended to date, (B) subject to compliance with the requirements set forth in Section 3.2(c), any material Legal Requirements applicable to Parent or Sub or by or to which any of their respective material properties or assets are bound or subject, or (C) any material Contract to which Parent or Sub is a party or by or to which their assets or properties are bound or subject, other than, in the case of (B) and (C) above, such conflicts, violations, defaults, terminations, amendments, cancellations, payments, accelerations, or losses as would not reasonably be expected to have a material and adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

(c) No consent, approval, Order, license, authorization, registration, declaration or permit of, or filing or registration with or waiver from or notification to, any Governmental Entity or other Person is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such Antitrust Filings as may be required under the HSR Act, (iii) such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of NASDAQ, (v) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Company RSUs to be assumed by Parent, and (vi) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not reasonably be expected to have a material and adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

3.3 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Sub are owned by Parent and there are no outstanding subscriptions, options, warrants, debentures, notes, rights, securities or other Contracts to which Sub is a party obligating Sub to grant, issue, deliver, or sell, or cause to be granted, issued, delivered, or sold, any shares of any capital stock or other securities of Sub.

3.4 Stock Ownership. Neither Parent nor Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “Affiliates” or “Associates”, has been an “interested stockholder” with respect to the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5 Information Supplied. The information supplied by Parent for inclusion in the Company Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Company Proxy Statement.

3.6 Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub or any of their respective subsidiaries that would reasonably be expected to have a material and adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. Neither Parent nor Sub is subject to any judgment that would reasonably be expected to have a material and adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

3.7 Financing. Parent has, and will have available to it upon the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to consummate the transactions contemplated by this Agreement, including the payment in full of the amounts payable to the holders of Company Capital Stock under Article I and the performance its other obligations under this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Subsidiaries. Except as set forth in Schedule 4.1 of the Company Disclosure Letter, during the period from and after the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (except to the extent expressly contemplated by this Agreement, as required by applicable Legal Requirements, or as consented to in writing by Parent):

(i) the Company shall, and shall cause each Subsidiary to, conduct its business in the ordinary course of business;

(ii) the Company shall, and shall cause each Subsidiary to, (A) pay all of its material liabilities and Taxes in a timely manner, subject to good faith disputes over such liabilities or Taxes, (B) pay or perform its other material obligations as paid or performed in the ordinary course of business consistent with past practices, and (C) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees, consultants and contractors and preserve its goodwill and material relationships with customers, suppliers, distributors, licensors, licensees, strategic partners, and others having business dealings with it;

(iii) the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(iv) the Company shall keep Parent fully informed of material developments in, and give Parent the opportunity to participate in and consult with respect to (but not conduct) the defense or settlement of, any litigation to which the Company is a party.

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, except as set forth in Schedule 4.2 of the Company Disclosure Letter, during the period from and after the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, directly or indirectly do, cause or permit any of the following (except to the extent expressly contemplated by this Agreement, as required by applicable Legal Requirements, or as consented to in writing by Parent (which consent, solely in the cases of Subsections (v), (vi), (xiii), (xiv), (xvii), (xix) and (xx), shall not be unreasonably withheld or delayed)):

(i) Charter Documents. Amend or propose any amendments to its Certificate of Incorporation or Bylaws, or comparable governing documents;

(ii) Dividends; Changes in Capital Stock. Declare, set aside, set a record date with respect to, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by a direct or indirect wholly owned United States Subsidiary of the Company to the Company or to another wholly owned United States Subsidiary of the Company); split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (C) the acquisition by the Company of Company Options, Company RSUs and Company RSAs in connection with the forfeiture of such awards; or adopt or enter into any “stockholder rights plan” or similar anti-takeover agreement or plan, or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(iii) Company Stock Plans. Except as required pursuant to Section 1.8 or Section 5.11, accelerate, amend or change the period of exercisability or vesting of any options, common stock equivalents, restricted stock units or other rights or awards granted under the Company Stock Plans or the vesting of the securities purchased or purchasable under such options or other rights or awards or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise; amend or change any other terms of such options, rights or unvested securities; authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise; or fail to timely deliver any notice required by the terms of any Company Stock Plan to be delivered in connection with the Merger.

(iv) Issuance of Securities. Issue, deliver, grant, encumber, pledge, or sell or authorize any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares or other convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options, pursuant to the exercise of options under any ESPP, or pursuant to the settlement of Company RSUs or Company RSAs, in each case, outstanding on the Agreement Date, (B) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, (C) pursuant to Section 5.11 or in accordance with the written hiring and promotion plan furnished by the Company to Parent prior to the Agreement Date or (D) if a Distribution Date (as defined in the Company Rights Agreement) shall occur (other than as a result of the Merger or the transactions contemplated by this Agreement), the issuance of the Company Preferred Stock issuable upon exercise of the Company Rights;

(v) Employees; Consultants; Independent Contractors. (A) Hire or offer to hire or promote or offer to promote any employees at the director level or above, or enter into, or extend the term of, or amend, any Contract with any officer, employee, consultant or independent contractor that provides for guaranteed employment term, severance, acceleration or post-termination benefits not imposed by applicable Legal Requirements (including, for the avoidance of doubt, any such Contract entered into contemporaneously herewith to be effective at the Effective Time), or enter into any collective bargaining agreement or (B) terminate or give notice of intent to terminate the employment, change the title, office, position, or compensation, or materially reduce the responsibilities of any employee of the Company or any Subsidiary at the director level or above; provided, however, that the foregoing clauses (A) and (B) shall not restrict the Company or any of its Subsidiaries from (1) hiring new employees below the level of director or entering into or making available to such newly hired employees, or to employees below the director level in the context of promotions based on job performance or workplace requirements, benefits and compensation in accordance with the written hiring and promotion plan furnished by the Company to Parent prior to the Agreement Date, (2) terminating any employee (including director level and above personnel) for misconduct, malfeasance or otherwise for cause, or (3) providing severance of not more than four weeks’ salary to any current employee upon termination of employment;

(vi) Employee Benefit Plans; Pay Increases. Adopt, enter into, terminate or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, or take any action to fund or in any other way secure the payment of compensation or benefits under any such plan, except in each case (A) as required under ERISA or as necessary under the Code or other applicable Legal Requirements, (B) as necessary to maintain the qualified status of such plan under the Code or as required by this Agreement, (C) to continue to make contributions pursuant to the Company’s 401(k) matching program to its U.S. employees in the ordinary course of business consistent with past practice, or (D) continue to make contributions pursuant to the Company’s Allianz Unterstutzungskasse defined contribution plan and the Pensor defined benefit plan to its German employees in the ordinary course of business consistent with past practice; materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section or regulations; pay any bonus, special remuneration or other material benefit to any employee or any non-employee director or consultant, except to the extent required pursuant to the terms of any plans, policies or Contracts in existence as of the Agreement Date and that have been disclosed to Parent and except for bonuses for extraordinary performance that do not exceed $5,000 individually and $25,000 in the aggregate; or increase the salaries, wage rates, compensation packages, benefits or fees of its employees, consultants or independent contractors (except that the Company may provide routine salary increases of not more than 5% to employees in the ordinary course of business and in accordance with past practice in connection with the Company’s customary employee review process and pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Schedule 4.2(vi) of the Company Disclosure Letter and except that the Company may provide additional compensation not to exceed $100,000 in the aggregate to critical support personnel), or add any new members to the Company Board or to the board of directors of any Subsidiary;

(vii) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting or payment of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been disclosed to Parent and are set forth on Schedule 4.2 (vii) of the Company Disclosure Letter);

(viii) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole (except purchases of assets, inventory, components, prototypes and other capital expenditures that are in accordance with the Company’s capital expenditure plan furnished by the Company to Parent prior to the Agreement Date and that are otherwise in the ordinary course of business consistent with past practice), or enter into any Contract with respect to a joint venture or partnership;

(ix) Dispositions. Sell, lease, license, pledge or otherwise dispose of or encumber any of its properties or assets, other than (A) sales of Company Products in the ordinary course of business, (B) dispositions of obsolete or immaterial equipment no longer used in the Company’s or any Subsidiary’s business, and (C) in the ordinary course pursuant to the terms of Standard Outbound IP Agreements and Reseller Agreements;

(x) Indebtedness. Incur any indebtedness for money borrowed (other than any such indebtedness reflected on the Company Balance Sheet) or guarantee any such indebtedness, issue, sell or amend any debt securities or guarantee any debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course account payables;

(xi) Loans and Investments. Make any loans or advances (other than routine travel and petty cash advances to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company) other than the Company or any Subsidiary, or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

(xii) Cash Management Transactions. Enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business consistent with past practice;

(xiii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of the aggregate amount provided for in the Company’s capital expenditure plan furnished by the Company to Parent prior to the Agreement Date;

(xiv) Material Contracts. Enter into any Contract that would constitute a Material Contract, or violate, terminate, amend or otherwise modify (including by entering into a new Contract with the counterparty thereto, except as required by the terms of such Contract), or waive, release or assign any rights under, any of its Material Contracts, other than entering into the following Contracts, in each case in the ordinary course of business consistent with past practice and only to the extent such Contract would not be required to be disclosed pursuant to Section 2.3(b) if in effect on the Agreement Date: (A) any customer agreement or Standard Outbound IP Agreement (other than Reseller Agreements) (except if it would be required to be disclosed pursuant to Section 2.18(a)(vi) if in effect on the Agreement Date); (B) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(ii) if in effect on the Agreement Date or Standard Inbound IP Agreements (unless it would also be required to be disclosed pursuant to Section 2.18(a)(vi) or Section 2.10(k) if in effect on the Agreement Date); (C) any non-exclusive Reseller Agreement terminable by the Company or any Subsidiary for convenience, on ninety days notice or less or within 120 days following the Closing, without payment or other liability arising from such termination; (D) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(xii) if in effect on the Agreement Date (provided that any such Contract shall not require the Company or any Subsidiary to provide any services for a period of more than twelve months after the Agreement Date or confer ownership of any Intellectual Property developed thereunder to any third party); and (E) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(xiii) if in effect on the Agreement Date (provided that any such Contract shall assign full and complete ownership of any Intellectual Property developed thereunder to the Company or any Subsidiary);

(xv) Intellectual Property. Except non-exclusive licenses in the ordinary course of business consistent with past practice, transfer or license to any Person any rights to any Intellectual Property or acquire or license from any Person any Third Party Intellectual Property Rights, or, except in the ordinary course of business consistent with past practices, transfer or provide a copy of any Company Source Code to any Person;

(xvi) Exclusive Rights and Most Favored Party Provisions. Enter into any new Contract or obligation pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its services, products, technology, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent’s business activities or the effect of which would be to grant to a third party following the Merger the right to license any Intellectual Property owned by Parent or its subsidiaries; provided, however, that it is acknowledged and agreed that, subject to clause (xiv) above, the Company shall be free to amend any existing Contracts pursuant to which any other party is granted “most favored party” rights in the ordinary course of its business consistent with past practice;

(xvii) Waiver. Waive any rights of substantial value other than waivers granted with respect to customer credits for distributor returns, customer returns of defective products, negotiated refunds and other similar transactions, in each case, in the ordinary course of business consistent with past practice;

(xviii) Lawsuits; Settlements. (A) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit except to the extent that the maintenance of any attorney-client privilege requires that the Company not consult with Parent; provided, further, that the Company shall reasonably cooperate with Parent to develop procedures (such as a common legal interest, joint defense or similar agreement) to allow the Company to consult with Parent without waiving such attorney-client privilege, and if such procedures cannot be developed without waiving such attorney-client privilege, the Company shall specifically identify to Parent the nature of such lawsuit), or (3) for a breach of this Agreement, or (B) settle or compromise or agree to settle or compromise any pending or threatened lawsuit or other dispute; provided, however, that it is acknowledged and agreed that the Company may (x) settle disputes related to accounts payables in the ordinary course of business consistent with past practice and (y) settle any warranty claims for settlement amounts that are not in excess of $200,000 in any individual case;

(xix) Taxes. Make, rescind or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle or compromise any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xx) Accounting. Change accounting methods, principles or practices or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business) or change any method of calculating any bad debt, contingency or other reserve or make any change in its fiscal year, except in each case (1) as required by concurrent changes in GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board, Public Company Accounting Oversight Board or any similar organization or by Legal Requirements including Regulation S-X under the Securities Act, in each case as concurred with by its independent auditors and after notice to Parent or (2) as otherwise recommended by the Company’s independent auditors or other advisors after notice to Parent;

(xxi) Company SEC Reports. Fail to timely file any Company SEC Reports required to be filed between the Agreement Date and the Closing Date other than current reports required to be filed solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K (or fail to use reasonable best efforts to timely file any current report required to be filed solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K during such period);

(xxii) Encumbrances. Place or allow the creation of any Encumbrance on any of its properties, other than statutory liens for unpaid Taxes and unpaid obligations to carriers, warehousemen, mechanics and materialmen that are incurred in the ordinary course of business consistent with past practice and that are not material in amount;

(xxiii) Interested Party Transactions. Enter into any Contract or transaction in which any officer or director of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 of the Company Disclosure Letter; and

(xxiv) Other. Authorize any of, or commit or agree to take any of, the foregoing actions.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) The Company shall prepare, and file with the SEC, as soon as reasonably practicable after the Agreement Date (and shall, in any event, use reasonable best efforts to prepare and file with the SEC within 10 Business Days after the Agreement Date), preliminary proxy materials relating to the Company Stockholder Meeting. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably required to be included in the Proxy Statement and shall otherwise assist and cooperate with the Company in the resolution of SEC comments referred to below. As promptly as reasonably practicable (but, in any event, within 10 Business Days) after (i) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) in the event that prior thereto the Company receives notice from the SEC of pending SEC comments or that it may have comments thereon, the earlier to occur of (A) the date of resolution of such comments or (B) the date the SEC informs the Company that, contrary to such notice, it has no comments thereon, the Company shall file definitive proxy materials with the SEC (the “Proxy Statement”) and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC in connection with the Merger to comply as to form with all applicable SEC requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on each such filing in advance and the Company shall consider additions, deletions or changes thereto reasonably proposed by Parent and its counsel.

(b) The Company will notify Parent as promptly as reasonably practicable of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. To the extent practicable, the Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent and its counsel with a reasonable opportunity to review and comment on any such written response in advance and shall consider including in such response comments reasonably proposed by Parent and its counsel. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent and its counsel with a reasonable opportunity to review and comment on any such amendment or supplement in advance, shall consider including in such amendment or supplement comments reasonably proposed by Parent and its counsel, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

(c) If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors is discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors is discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Meeting of Stockholders; Board Recommendation.

(a) The Company shall, as promptly as practicable (but, in any event, within 10 Business Days) after the (i) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act or (ii) in the event that prior thereto the Company receives notice from the SEC of pending SEC comments or that it may have comments on the Proxy Statement, the earlier to occur of (A) the date of resolution of such comments or (B) the date the SEC informs the Company that, contrary to such notice, it has no comments on the Proxy Statement, establish a record date for, duly call and give notice of, and thereafter convene and hold, the Company Stockholders Meeting in compliance with Delaware Law and its Certificate of Incorporation and Bylaws for the sole purpose of obtaining the Company Stockholders Approval. The Company will use its reasonable best efforts to obtain from its stockholders proxies in favor of the Company Stockholders Approval and will take all other action necessary or advisable to obtain the Company Stockholder Approvals, all in compliance with Delaware Law and its Certificate of Incorporation and Bylaws. The Company (i) shall consult with Parent regarding the date of the Company Stockholder Meeting (which, subject to the terms of the proviso below relating to postponement and adjournment, shall be held not later than 45 days after the mailing of the Proxy Statement to the Company’s stockholders), and (ii) shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that (i) any necessary (which determination shall not be made until after consultation with Parent) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement, (ii) if, as of the time that the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iii) if, as of the time that the Company Stockholders Meeting is scheduled, adjournment of the Company Stockholders Meeting is necessary to enable the Company to solicit additional proxies if there are not sufficient votes in favor of the Company Stockholders Approval. Without the prior written consent of Parent, except as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or any applicable U.S. federal Legal Requirements adopted after the Agreement Date, approval of this Agreement and the Merger (including adjournment of the Company Stockholders Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Company Stockholder Approval) is the only matter that the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. The parties hereto expressly acknowledge and agree that it shall not be a condition to the consummation of the Merger that any resolution required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to be acted on by the Company’s stockholders at the Company Stockholders Meeting be approved by the Company’s stockholders and that the failure of the Company’s stockholders to approve any such resolution shall in no way affect the obligations of the parties hereto.

(b) Except to the extent expressly permitted by Section 5.3(d): (i) all members of the Company Board other than the Abstaining Director shall unanimously recommend that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting (the “Company Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the members of the Company Board other than the Abstaining Director have unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Stockholder Approval.

(c) Until the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice of or convene and hold the Company Stockholders Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, or by any Change of Recommendation or by any withholding, withdrawal, amendment or modification in a manner adverse to Parent of the unanimous recommendation of the members of the Company Board other than the Abstaining Director that the Company’s stockholders vote in favor of the Company Stockholder Approval, except that, in the event that under applicable Legal Requirements the existence of an Acquisition Proposal or Superior Offer requires supplemental disclosure which cannot be furnished to the holders of Company Common Stock without postponing the Company Stockholders Meeting, the Company Stockholders Meeting may be postponed for up to two Business Days, or such longer period as may be required by the SEC or any other U.S. Governmental Entity of competent jurisdiction, in order to provide such supplemental disclosure to the Company’s stockholders in compliance with applicable Legal Requirements.

5.3 No Solicitation; Acquisition Proposals.

(a) Except to the extent expressly permitted by Sections 5.3(c) and 5.3(d), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Representatives and each Subsidiary (and each Subsidiary’s Representatives) not to, directly or indirectly, (i) solicit, initiate or seek, or knowingly encourage, facilitate, support or induce, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) initiate, enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or resolve, publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, understanding or similar document or any other Contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than confidentiality agreements permitted by Section 5.3(c)), or enter into any Contract that would require the Company to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement, or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company or any Subsidiary. The Company shall, and shall cause its Representatives and each Subsidiary (and each Subsidiary’s Representatives) to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date. The Company shall, and shall cause each Subsidiary to, enforce (and shall not, nor permit any Subsidiary to, waive) any rights under any standstill, confidentiality or similar agreements to which the Company or any Subsidiary is a party (provided that, to the extent that the Company Board has reasonably concluded in good faith (after consultation with outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, the Company may grant waivers or releases under any such agreement solely to permit the counterparty thereto to make offers or proposals to the Company Board with respect to an Acquisition Proposal). The Company agrees that any action taken by any of its Representative that, if taken by the Company, would constitute a material violation of the restrictions set forth in this Section 5.3 shall be deemed to be a material breach of this Agreement (including this Section 5.3) by the Company.

(b) The Company shall as promptly as practicable (but in no event more than one Business Day after receipt) advise Parent orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal, offer, discussion, communication or negotiation that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information that would reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (i) through (iv) above, the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, discussion, communication, negotiation, notice or request, and the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, discussion, communication, negotiation, notice or request. The Company will keep Parent reasonably informed as promptly as practicable (but in no event more than one Business Day after receipt) of the status and material details and developments (including any amendments, modifications or proposed amendments or modifications) with respect to any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, discussion, communication, negotiation, notice or request, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a copy of all material written and other materials and information (including all drafts and versions of agreements (including schedules and exhibits) relating thereto) provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, discussion, communication, negotiation, notice or request (including any amendments, modifications or proposed amendments or modifications). The Company shall provide Parent with at least three Business Days prior notice (or such lesser prior notice as provided to the members of Company Board but in no event less than 24 hours) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

(c) In the event that any Person or its Representatives submits to the Company after the Agreement Date and prior to obtaining the Company Stockholder Approval (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or would reasonably be expected to lead to, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person and its Representatives regarding such Acquisition Proposal, and (ii) deliver or make available to such Person and its Representatives nonpublic information regarding the Company and its Subsidiaries, provided, however, in every case, that (A) the Acquisition Proposal did not result or arise from any breach of the restrictions of Section 5.3(a), (B) the Company Board first shall have concluded in good faith (after consultation with its outside legal counsel) that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (C) the Company first shall have complied with all of the provisions of Section 5.3(b) and shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (D) before delivering to such Person or its Representatives any nonpublic information regarding the Company or any of its Subsidiaries the Company first shall have received from such Person an executed confidentiality agreement containing confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, which confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, and (E) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

(d) The Company Board or any committee thereof shall not (x) withhold, withdraw, qualify, amend or modify in a manner adverse to Parent the Company Board Recommendation for any reason (a “Change of Recommendation”) or (y) terminate this Agreement pursuant to Section 7.1(h), unless in each case all of the following conditions shall be satisfied:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company shall have complied with the provisions and requirements set forth in Section 5.2 and this Section 5.3;

(iii) a Superior Offer is made to the Company that is not withdrawn and continues to be a Superior Offer and is set forth in a final and definitive written agreement that is subject only to execution and delivery by the Company (the “Third Party Agreement”);

(iv) the Company shall have provided to Parent four Business Days’ prior written notice (unless such Superior Offer is made fewer than four Business Days prior to the Company Stockholders Meeting in which case such notice shall be given immediately upon receipt of such Superior Offer) (a “Notice of Superior Offer”) that shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or Group making the Superior Offer, and (3) that it intends either to (X) effect a Change of Recommendation and the manner and timing in which it intends to do so, or (Y) terminate the Agreement pursuant to Section 7.1(h), and shall have provided Parent with a copy of the Third Party Agreement concurrently with the delivery of the Notice of Superior Offer (it being understood that a Notice of Superior Offer shall not be deemed to be a Change of Recommendation);

(v) the Company shall have provided to Parent a copy of all written materials delivered to the Person or Group making the Superior Offer and made available to Parent all other materials and information made available to the Person or Group making the Superior Offer (to the extent not previously provided by the Company to Parent) and, during the four Business Day period referred to in subclause (iv) above, if requested by Parent, shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Superior Offer would no longer be a Superior Offer;

(vi) Parent shall not have, within four Business Days of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) as such Superior Offer (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent as promptly as practicable following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation or terminate the Agreement pursuant to Section 7.1(h) for four Business Days after receipt by Parent of the Notice of Superior Offer and the Third Party Agreement, and (C) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Parent and a new four Business Day period under Section 5.3(d));

(vii) the Company Board, by a majority vote, has concluded in its good faith (after consultation with its outside legal counsel), that, in light of such Superior Offer and any offer made by Parent pursuant to Section 5.3(d)(vi), the Company Board is required to effect a Change of Recommendation or terminate this Agreement pursuant to Section 7.1(h) in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and

(viii) in the event the Company Board determines to terminate this Agreement in compliance with this Section 5.3(d), it must concurrently enter into the Third Party Agreement and concurrently with such termination the Company shall pay the Termination Fee and otherwise comply with the provisions of Section 7.1 and Section 7.2.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders that the Company Board has reasonably concluded in good faith (after consultation with its outside legal counsel) is required to be disclosed to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided, however, that (x) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation if it is also accompanied by a public statement by the Company Board expressly reaffirming the Company Board Recommendation, (y) if the Required Fiduciary Disclosure relates in any respect to an Acquisition Proposal, the text of such Required Fiduciary Disclosure shall include a public statement that the Company Board is expressly reaffirming the Company Board Recommendation, and (z) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer, or effect a Change of Recommendation in connection with an Acquisition Proposal unless specifically permitted to do so pursuant to Section 5.3(d).

5.4 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, (i) the Company shall, and shall cause its Representatives and each Subsidiary (and each Subsidiary’s Representatives) to, (A) afford Parent, Sub and their respective Representatives, on one Business Day notice, reasonable access during business hours to the officers, employees, agents, properties, offices, facilities, books, Contracts and records (including Tax Returns and work papers of independent auditors) of the Company and each Subsidiary, and (B) furnish promptly all other information concerning the business, results of operations, product development efforts, assets, liabilities, properties (tangible and intangible, including Intellectual Property), Contracts, personnel and other aspects of the Company or any Subsidiary as Parent may reasonably request, and (ii) the Company shall, promptly upon request, provide to Parent and its Representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, and (C) receipts for any Taxes paid to Tax Authorities; provided, however, that Company may restrict the foregoing access (x) to the extent that any Legal Requirement applicable to Company or a Subsidiary requires that such party restrict or prohibit access to any such properties or information, or (y) to the extent that the maintenance of any attorney-client privilege requires that such party restrict or prohibit access to any such properties or information; provided, further, that with respect to any documents or other information subject to the attorney-client privilege, the Company shall reasonably cooperate with Parent to develop procedures (such as a common legal interest, joint defense or similar agreement) to allow such documents and information to be shared with Parent and its Representatives without waiving such attorney-client privilege, and if such procedures cannot be developed without waiving such attorney-client privilege, the Company shall specifically identify to Parent such documents or other information.

(b) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to (i) qualify, modify or limit any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger, or (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement.

5.5 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Mutual Non-Disclosure and Standstill Agreement dated January 12, 2010 (as may be amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to Sections 5.3, 5.4 or 5.9.

(b) The Company and Parent agree that the initial press release issued by each party announcing the Merger and the execution and delivery of this Agreement shall be in a form that is mutually acceptable to the Company and Parent. Thereafter, the Company shall consult with Parent before issuing or making any other press release or public statement relating to this Agreement or the transactions contemplated hereby. In addition, the Company shall not issue any such press release or make any such public statement relating to this Agreement or the transactions contemplated hereby (other than any press release or public statement relating to an Acquisition Proposal) without the prior written consent of Parent, except as such press release or public statement may be required (as determined in good faith following consultation with legal counsel) by applicable Legal Requirements or the rules or regulations of NASDAQ, in which case the Company shall use its commercially reasonable efforts to allow Parent reasonable time to comment on such press release or public statement in advance of such issuance and shall act in good faith with respect to the incorporation of any reasonable amendments, deletions or changes that are suggested by Parent prior to releasing or making such press release or public statement; provided that this sentence and the prior sentence shall not be applicable to any press release or public statement relating to (i) a Superior Offer, (ii) any dispute between Parent and the Company with respect to this Agreement, or (iii) any termination of this Agreement. Notwithstanding the foregoing provisions of this Section 5.5, Parent and its Representatives may make public releases or announcements concerning the transactions contemplated hereby that are not inconsistent with previous press releases or announcements made by Parent and/or the Company in compliance with this Section 5.5. Each of Parent and the Company shall cause their respective Representatives to comply with this Section 5.5.

5.6 Regulatory Approvals.

(a) Each of the Company and Parent shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it from Governmental Entities for the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, each of the Company and Parent shall (i) duly file, or cause to be filed, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (ii) duly make, or cause to be made, all notifications and other filings required under any other applicable Antitrust Law (together with the HSR Filing, the “Antitrust Filings”) that the Company and Parent determine advisable or appropriate or that may be required by the applicable Antitrust Authority, in each case with respect to the transactions contemplated by this Agreement, including the Merger, and as promptly as practicable, but in the case of the HSR Filing no later than ten Business Days, following the execution and delivery of this Agreement unless the parties otherwise agree. The Antitrust Filings shall be prepared and made in substantial compliance with the requirements of the HSR Act or other Antitrust Laws, as applicable. Each party will use its respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws and to obtain early termination of the applicable waiting period, if any, under all Antitrust Laws. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement will be deemed to require Parent or Sub to (w) enter into any agreement, consent decree or other commitment requiring Parent or any of its subsidiaries to divest, hold separate, license or otherwise limit the use of any assets or product lines of the Company or its Subsidiaries, or Parent or any of its subsidiaries, or limit or restrict the ability of Parent or any of its subsidiaries to freely conduct their businesses or the business of the Company and its Subsidiaries, or hold separate the shares of Company Capital Stock or limit or regulate the ability of Parent or any of its subsidiaries to exercise full rights of ownership of the shares of Company Capital Stock, or (x) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated by this Agreement, including the Merger, as violative of any Antitrust Laws, or (y) take any other action that would, or would reasonably be expected to, adversely affect Parent or any of its subsidiaries (including after the Effective Time, the Surviving Corporation).

(b) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company and Parent shall, subject to applicable Legal Requirements and except as prohibited by any applicable representative of any applicable Governmental Authority: (i) furnish to the other party upon reasonable request all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement; (ii) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Antitrust Law; (iii) promptly notify the other party of any written communication to the first party from any Antitrust Authority, any State Attorney General or any other Governmental Authority relating to this Agreement or the transactions contemplated by this Agreement, and permit the other party a reasonable opportunity to review in advance any proposed written communication to any of the foregoing with respect to the transactions contemplated by this Agreement; (iv) not participate or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat; and (v) furnish the other party with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such party and its subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Each party shall (x) respond as promptly as reasonably practicable under the circumstances to any inquiries received from any Antitrust Authority for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the transactions contemplated by this Agreement, including the Antitrust Filings, and (y) not extend any waiting period under the HSR Act or enter into any agreement with any Antitrust Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party.

5.7 Reasonable Efforts. Subject to the limitations set forth in Section 5.6, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable following the date of this Agreement, the Merger and the other transactions contemplated hereby, and to cooperate with each other party hereto in connection with the foregoing, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

5.8 Third Party Consents; Notices.

(a) The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), using a form reasonably acceptable to Parent (it being understood and agreed that any consent, waiver or approval that is conditioned on the payment by the Company or any of its Subsidiaries of any money to any Person whose consent, waiver or approval is sought hereunder shall not be deemed unacceptable to Parent solely as a result of such condition, but may be determined by Parent to be unacceptable based on the amount of such payment). Neither the Company nor any Subsidiary shall be required to pay any money to any Person in order to obtain their consent, waiver or approval. The Company shall consult with Parent with respect to actions taken by the Company to obtain consents, waivers and approvals as contemplated by this Section 5.8(a).

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable Governmental Entity under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.9 Notice of Certain Matters.

(a) The Company shall notify Parent in writing promptly (and in any event within one Business Day) after receipt or learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement; (iii) any action, suit, arbitration, mediation, proceeding, claim, hearing, notice of violation, review or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any Subsidiary, or known by the Company or any Subsidiary to be threatened against the Company or any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such, or written correspondence from any Person asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property); (iv) a Material Adverse Effect on the Company or any Subsidiary; or (v) any claim, or any written inquiry by any Taxing Authority, regarding Taxes payable by the Company or any Subsidiary.

(b) The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event, change, event or other Effect that is reasonably likely to cause any of the conditions to closing set forth in Article VI not to be timely satisfied; provided, however, that no such notification delivered pursuant to this Section 5.9(b) shall be deemed to cure any breach of or otherwise affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent.

(c) Subject to compliance with applicable Legal Requirements, from the Agreement Date until the earlier of the termination of this Agreement and the Effective Time, the Company shall promptly notify Parent of, and confer from time to time as requested by Parent with one or more Representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary, and the general status of the ongoing operations of the Company and each Subsidiary. Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

5.10 Employees.

(a) Prior to the Effective Time, the Company shall amend the Microtune, Inc. 2010 Incentive Compensation Plan, the Microtune, Inc. 2010 Sales Incentive Compensation Plan and the Microtune, Inc. 2010 Executive Officer Sales Incentive Compensation Plan as described in Schedule 5.10(a) of the Company Disclosure Letter, with each such amendment (i) to be in a form, and include such terms, as are reasonably acceptable to Parent and (ii) to become effective immediately prior to the Effective Time.

(b) Parent shall or shall cause the Surviving Corporation to:

(i)(A) through December 31, 2010, maintain coverage under Company Employee Plans providing medical, dental and other health and welfare benefits, as in effect on the Agreement Date (and as may be modified between the date hereof and the Effective Time in compliance with Section 4.2 hereof), for United States employees of the Company or any Subsidiary that are and continue to be employed by the Surviving Corporation following the Effective Time (“Company Employees”); and (B) effective January 1, 2011, provide Company Employees with medical, dental and other health and welfare benefits that are substantially similar in the aggregate to such benefits that are then provided to similarly situated employees of Parent;

(ii) cause Company Employees to become eligible to participate in the Parent’s 401(k) plan as promptly as is reasonably practicable following the Closing Date;

(iii) recognize all service of the Company Employees with the Company or a Subsidiary, as the case may be, to the extent recognized by the Company or any Subsidiary, for purposes of determining vesting, eligibility and participation (but not for accrual purposes, except with respect to accrual of vacation and severance, if applicable) in any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) sponsored by Parent or any of its subsidiaries, including, the Surviving Corporation, in which such Company Employees may be eligible to participate after the Effective Time (in each case except to the extent such service credit would result in a duplication of benefits under any such plan); and

(iv) use commercially reasonable effects to waive any limitations as to preexisting conditions exclusions (or actively-at-work or similar limitations), evidence of insurability requirements and waiting periods (except to the extent any such exclusions or other requirements were applicable with respect to a particular Company Employee under a corresponding Company Employee Plan) with respect to participation and coverage requirements applicable to Company Employees under any medical, dental, drug and vision plans of Parent in which Company Employees become eligible to participate after the Closing Date.

(c) No later than three Business Days prior to its distribution, the Company and each Subsidiary shall provide Parent with a copy of any written communications or other written presentation materials intended to be provided or presented to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent to make reasonable revisions thereto.

(d) The Company shall cooperate with Parent and assist Parent in its efforts to obtain written consents, waivers or other agreements from Company and Subsidiary employees with respect to the amendment or termination of Company Employee Plans, or the adoption of new arrangements with such employees, prior to the Closing.

(e) This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10.

5.11 Assumption of Company RSUs and Certain Other Matters.

(a) Each unvested Company RSU that is outstanding as of the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Stock Plan and the applicable award agreement under which such Company RSU was granted) as are in effect immediately prior to the Effective Time, except that (i) such Company RSU shall be for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable under such Company RSU immediately prior to the Effective Time and the Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such Company RSUs and Company Stock Plans. The Merger shall not terminate any of the unvested and outstanding Company RSUs under the Company Stock Plans or accelerate the vesting of such Company RSUs or the shares of Parent Common Stock that shall be subject to those Company RSUs upon Parent’s assumption of such Company RSUs in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an unvested and outstanding Company RSU a document evidencing the foregoing assumption of such Company RSU by Parent. Notwithstanding any of the foregoing to the contrary, each Company RSU held by a non-employee director of the Company that is outstanding as of the Effective Time shall not be assumed by Parent and shall instead be cancelled in exchange for a payment by Parent in respect of each such Company RSU in an amount equal to the Per-Share Cash Amount, to be paid in a cash lump-sum within 30 calendar days following the Effective Time.

(b) Prior to the Effective Time, the Company, by action of the Company Board or an authorized committee thereof, will grant to employees of the Company or any Subsidiary (i) New Company Equity Rights for an aggregate amount of 1,000,000 shares of Company Common Stock and (ii) if requested in writing by Parent, additional New Company Equity Rights for an aggregate amount of up to 500,000 shares of Company Common Stock. Unless indicated otherwise by Parent in writing, all New Company Equity Rights granted in accordance with the immediately preceding sentence shall be issued to such recipients, and upon such vesting and other terms, as are specified by Parent, in its sole discretion (subject to the terms of the underlying Company Stock Plan from which such New Company Equity Rights are issued), in written instructions to be delivered to the Company not later than five Business Days prior to the Effective Time.

(c) Parent shall use commercially reasonable efforts to prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon settlement of Company RSUs assumed by Parent pursuant to this Section 5.11 for which a Form S-8 registration statement is available as soon as reasonably practicable (assuming timely receipt of all Company RSU documentation relating to the assumed Company RSUs outstanding immediately prior to the Effective Time necessary for such filing and all signatures, opinions, and consents required for such registration statement) after the Closing. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

5.12 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate the 401(k) Plan (unless Parent provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) Plan shall not be terminated). Unless Parent provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent’s counsel. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than ten Business Days prior to the Closing Date.

5.13 Indemnification.

(a) For a period of six years from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Legal Requirements, the Certificate of Incorporation and Bylaws of the Company, and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Subsidiary occurring at or prior to the Effective Time. The Parent shall, or shall cause the Surviving Corporation to, advance expenses incurred in the defense of any claims, action, suit, proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.13(a) in accordance with the provisions set forth in the Certificate of Incorporation and Bylaws of the Company and indemnification agreements, if any, in existence on the date of this Agreement.

(b) For a period of six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Certificate of Incorporation and Bylaws of the Company. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(c) Subject to the next following sentence, for six years from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to maintain for the benefit of the Company’s directors and officers that are insured under the Company’s current directors’ and officers’ liability insurance policy in effect as of the Agreement Date, an insurance policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) and that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policies (true and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay at any time an annual premium for the D&O Insurance in the aggregate in excess of 200% of the last annual premium paid prior to the Agreement Date (it being understood and agreed that in the event such D&O Insurance cannot be obtained for 200% of such last annual premium or less, in the aggregate, the Surviving Corporation shall remain obligated to provide the greatest D&O Insurance coverage as may be obtained for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement, and the Company shall, in consultation with Parent, procure such prepaid policies prior to the Effective Time; provided, however, that the aggregate cost of such prepaid policies shall not exceed 200% of the last annual premium paid prior to the Agreement Date. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to honor the obligations thereunder and Parent shall not, and shall not permit the Surviving Corporation to, terminate such policies. If such policies are terminated or cancelled, Parent shall, or shall cause the Surviving Corporation to, obtain alternative D&O Insurance on the terms set forth above.

(d) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume its obligations set forth in this Section 5.13.

(e) The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

5.14 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Takeover Statutes; Company Rights Plan.

(a) The Company and the Company Board shall (i) use reasonable best efforts to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(b) The Company covenants and agrees that it shall not (i) redeem the Company Rights, (ii) terminate, amend, modify, make any determination under, or waive, any provision of the Company Rights Agreement or (iii) take any action that would allow any Person (as defined in the Company Rights Agreement) other than Parent, Sub or any subsidiary of Parent or Sub to become a Beneficial Owner (as defined in the Company Rights Agreement) of 15% or more of the Company Common Stock without causing a Stock Acquisition Date, a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

5.16 Director and Officer Resignations. Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary that will be effective as of the election or appointment of such person’s successor. The Company and Parent shall cooperate to ensure that Parent’s designees have become officers and directors of the Subsidiaries effective as of the Effective Time. Parent shall use its commercially reasonable efforts to make all filings that have not been made prior to the Effective Time as may be required by applicable Legal Requirements in connection with the resignation of the directors and officers of any Subsidiary and shall provide notice to the resigning directors and officers of such Subsidiary when all filings required to effect such resignations have been completed.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Legal Requirements, may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been validly obtained in compliance with Delaware Law, the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of approval.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any U.S. Governmental Entity, and no statute, rule, regulation or Order shall have been enacted, entered or enforced, that prohibits, makes illegal, or enjoins the consummation of the Merger.

(c) Certain Governmental Approvals. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Legal Requirements, may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent and Sub in Section 3.1 and Section 3.2(a) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent and Sub in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or to material and adverse effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct do not prohibit Parent from consummating the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements. The Company shall have received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Legal Requirements, may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company (solely with respect to the Company) contained in the first sentence of Section 2.1(a) and in the first sentence of Section 2.3(d) and the representations and warranties contained in Sections 2.3(a) and 2.3(e) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date, (ii) the representations and warranties of the Company contained in Section 2.2(a) and the first sentence of Section 2.2(b) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except with respect to deviations in the Company’s actual fully diluted capitalization (including outstanding Company Capital Stock, Company Options, Company RSUs, Company RSAs, and any other securities of the Company on an as converted to Company Common Stock basis) from the Company’s fully diluted capitalization as represented and warranted by the Company in Section 2.2(a) and the first sentence of Section 2.2(b) by an amount that does not exceed one half of one percent (0.5%) of such fully diluted capitalization, and (iii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct has not had a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) No Litigation. (i) There shall be no claim, suit, action or proceeding brought by a U.S. federal Governmental Entity pending before any court or quasi-judicial or administrative agency of competent jurisdiction in the United States which seeks to (A) prohibit the consummation of the Merger, or (B) prohibit, limit or place any conditions or restrictions on the ownership, control or operation by Parent, the Company, or any of their respective Affiliates of the business or assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or require any such Person to effect a divestiture in connection with the Merger, and (ii) no U.S. Governmental Entity shall have threatened to bring any claim, suit, action or proceeding which would have any of the effects specified in clauses (i) (A) or (B) which threat has not been withdrawn.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred and be continuing any Material Adverse Effect. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer.

6.4 Frustration of Closing Conditions. None of Parent, Sub or the Company may rely upon the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the transactions contemplated hereby, as required by and subject to Section 5.7.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, which action (i) in the case of a termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e), and Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (ii) in the case of termination pursuant to Section 7.1(g) and Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained, and (iii) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholders Meeting has been duly held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors (or a duly authorized committee thereof) of Parent;

(b) by either Parent or the Company, by written notice to the other party, if the Closing shall not have occurred on or before March 1, 2011 or any other date that Parent and the Company may agree upon in writing (the “End Date”); provided, further, in any event, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the End Date;

(c) by either Parent or the Company, by written notice to the other party, if a Governmental Entity shall have issued, enacted, promulgated, enforced or entered any Order or Legal Requirement or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order, Legal Requirement or other action is final and nonappealable;

(d) by either Parent or the Company, by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a breach of this Agreement;

(e) by the Company, by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (testing each such condition as it pertains to such breach or such representation or warranty becoming untrue as if the date of termination were the Closing Date); provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable within 20 Business Days (but not later than the End Date) by Parent, then the Company may not terminate this Agreement under this Section 7.1(e) for 20 Business Days (or until the End Date) after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such 20 Business Day period);

(f) by Parent, by written notice to the Company, either (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (testing each such condition as it pertains to such breach or such representation or warranty becoming untrue as if the date of termination were the Closing Date); provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company, is curable within 20 Business Days (but not later than the End Date) by the Company, then Parent may not terminate this Agreement under this Section 7.1(f) for 20 Business Days (or until the End Date) after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by the Company is cured during such 20 Business Day period) or (ii) if a Material Adverse Effect on the Company shall have occurred since the Agreement Date and be continuing; provided that if such Material Adverse Effect is curable within 20 Business Days (but not later than the End Date), then Parent may not terminate this Agreement under this Section 7.1(f) for 20 Business Days (or until the End Date) after delivery of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such Material Adverse Effect is cured during such 20 Business Day period);

(g) by Parent, by written notice to the Company, if a Triggering Event (as defined below) shall have occurred; or

(h) by the Company, by written notice to Parent, upon acceptance of a Superior Offer effected by the Company Board in compliance with Section 5.3(d) and concurrently with or following payment to Parent by the Company of all amounts due pursuant to Section 7.3(b) of this Agreement in accordance with the terms specified therein; provided, however, that concurrently with such termination, the Company enters into the Third Party Agreement reflecting such Superior Offer.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to exist if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have effected a Change of Recommendation for any reason; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Company shall have materially breached any of the provisions of Section 5.3; (iv) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (other than the Merger); (v) the Company shall have entered into any letter of intent or other Contract (other than a confidentiality agreement entered into in accordance with Section 5.3) relating to any Acquisition Proposal (other than the Merger); (vii) the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed (or if such request is delivered less than 10 Business Days prior to the Company Stockholders Meeting, no later than one Business Day prior to the Company Stockholders Meeting); or (viii) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent, and the Company (x) fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or (y) fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the Rejection Recommendation is sent.

7.2 Effect of Termination. In the event of a termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any willful or intentional breach of any of such party’s representations, warranties, covenants or agreements contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) In the event that this Agreement is terminated (A) pursuant to Section 7.1(b) or 7.1(d) following the occurrence of a Triggering Event; (B) pursuant to Section 7.1(g); or (C) pursuant to Section 7.1(h), the Company shall pay to Parent a fee equal to $5,000,000 (the “Termination Fee”).

(ii) In the event that this Agreement is terminated pursuant to 7.1(f)(i), then, if (A) prior to such termination, either an Acquisition Proposal with respect to an Acquisition was publicly disclosed or shall otherwise exist and not have been withdrawn and (B) within 12 months following the termination of this Agreement, either an Acquisition is consummated or the Company enters into a definitive agreement providing for an Acquisition, the Company shall pay to Parent the Termination Fee.

(iii) In the event that this Agreement is terminated pursuant to either Section 7.1(b) or 7.1(d), if (A) prior to such termination, either an Acquisition Proposal with respect to an Acquisition was publicly disclosed and not withdrawn (or, in the case of Section 7.1(b), an Acquisition Proposal with respect to an Acquisition shall otherwise exist and not have been withdrawn) and (B) within 12 months following the termination of this Agreement, either an Acquisition with respect to the Company is consummated or the Company enters into a definitive agreement providing for an Acquisition, the Company shall pay to Parent the Termination Fee.

(iv) The Company shall make any payments required by this Section 7.3(b) by wire transfer of immediately available funds to an account designated by Parent. All Termination Fees will be paid (A) in the event of a termination pursuant to Section 7.1(g), no later than two Business Days after the date of such termination, (B) in the event of a termination pursuant to Section 7.1(h), prior to or concurrently with such termination, (C) in the event of a termination pursuant to Section 7.1(b) or Section 7.1(d) following the occurrence of a Triggering Event, in the case of a termination by the Company, prior to or concurrently with such termination, and, in the case of a termination by Parent, no later than two Business Days after the date of such termination, and (D) in the event of a termination pursuant to Section 7.1(b) or Section 7.1(d) that does not follow the occurrence of a Triggering Event or pursuant to Section 7.1(f)(i), upon the earlier of the date of the Company’s entry into a definitive agreement providing for an Acquisition or the consummation of such Acquisition; it being understood that the Termination Fee shall be payable only on one occasion.

(v) The Company acknowledges that (A) the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, (B) the amount of, and the basis for payment of, the fees described therein is reasonable and appropriate in all respects, and (C) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 7.3(b) at the prime rate of Wells Fargo Bank, N.A. in effect on the date such payment was required to be made hereunder plus 3%. The right to receive the fees contemplated by this Section 7.3(b) and any interest thereon shall be the sole monetary remedy of Parent in respect of any termination of this Agreement; provided, however, that nothing herein shall prevent Parent from seeking from the Company damages based on a willful or intentional breach of any of the Company’s representations, warranties, covenants or other agreements contained in this Agreement as contemplated by Section 7.2.

7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholders Approval have been obtained; provided that after the Company Stockholders Approval has been obtained, no amendment shall be made which by law or in accordance with the rules and regulations of NASDAQ requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of or estoppel with respect to such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or FedEx), upon receipt of proof of delivery; (c) if sent by facsimile transmission before 5:00 p.m. in the time zone of the receiving party, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. in the time zone of the receiving party and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(i)	if to Parent, to:

Zoran Corporation
1390 Kifer Road
Sunnyvale, CA 94086
Attention: General Counsel
Facsimile No.: (408) 523-6501
Telephone No.: (408) 523-6500

with a copy (which shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attention: Daniel Mitz
Timothy Curry
Facsimile No.: (650) 739-3900
Telephone No.: (650) 739-3939

and

Jones Day
2727 N. Harwood Street
Dallas, TX 75201
Attention: Troy B. Lewis
Facsimile No.: (214) 969-5100
Telephone No.: (214) 220-3939

(ii)	if to the Company, to:

Microtune, Inc.
2201 10th Street
Plano, Texas 75074
Attention: General Counsel
Facsimile No.: (972) 673-1876
Telephone No.: (972) 673-1886

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.
1301 Avenue of the Americas
40th Floor
New York, NY 10019
Attention: Warren de Wied
Facsimile No.: (212) 999-5899
Telephone No.: (212) 999-5800

8.3 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“401(k) Plan” means the Microtune 401(k) Savings Plan.

“Abstaining Director” means Drew Peck, a co-founder of Steel Horse Advisors, which has been engaged by the Company pursuant to an engagement letter dated May 19, 2010 to provide advice to the Company in connection with the transactions contemplated hereby and which may receive fees and expenses in connection therewith.

“Acquisition” means any of the following transactions (other than the transactions contemplated by this Agreement); (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (B) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing a majority of the aggregate fair market value of the assets of the Company and its Subsidiaries on a consolidated basis immediately prior to such sale, or (C) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of Company Common Stock.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal, inquiry or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent or Sub or any of their respective Affiliates), whether written or oral, or any public announcement of any intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving or that is reasonably likely to lead to, directly or indirectly: (A) the purchase from the Company or any of its Subsidiaries or any acquisition by any Person or Group, in one transaction or a series of related transaction, of more than a 15% interest in the total outstanding voting securities of the Company or any of its Principal Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning more than 15% of the total outstanding voting securities of the Company or any of its Principal Subsidiaries, or any merger, share exchange, consolidation, reorganization, recapitalization, business combination or similar transaction involving the Company or any of its Principal Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction (but excluding for purposes of this calculation any stockholder which, directly or through one or more Affiliates, acquires securities of the surviving or resulting entity in such transaction) hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of assets (including the securities of any Subsidiary) that constitute more than 15% of net revenues, net income, EBITDA or assets of the Company and its Subsidiaries on a consolidated basis in any single transaction or series of related transactions; or (C) any liquidation or dissolution of, or any extraordinary dividend, whether of cash or other property, by, the Company.

“Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Date” has the meaning set forth in the preamble hereto.

“Antitrust Authorities” means the Antitrust Division, the FTC and any other Governmental Authority of any other jurisdiction (whether United States, foreign or multinational) responsible for implementing the Antitrust Laws.

“Antitrust Division” has the meaning set forth in Section 5.6(a) hereof.

“Antitrust Filings” has the meaning set forth in Section 5.6(a) hereof.

“Antitrust Laws” means the HSR Act and any other applicable competition, merger control, antitrust or similar Legal Requirement.

“Author” has the meaning set forth in Section 2.10(i) hereof.

“Book-Entry Shares” has the meaning set forth in Section 1.9(a) hereof.

“Business” means the business of the Company and its Subsidiaries as currently conducted.

“Business Day” means a day other than Saturday or Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

“Certificate of Merger” has the meaning set forth in Section 1.1 hereof.

“Certificates” has the meaning set forth in Section 1.9(a) hereof.

“Change of Recommendation” has the meaning set forth in Section 5.3(d) hereof.

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“COBRA” has the meaning set forth in Section 2.13(c) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Authorizations” has the meaning set forth in Section 2.8(b).

“Company Balance Sheet” has the meaning set forth in Section 2.4(b).

“Company Balance Sheet Date” has the meaning set forth in Section 2.4(b).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 5.2(b) hereof.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company, together with the associated Company Rights.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article II hereof.

“Company Employee Plan” has the meaning set forth in Section 2.13(a) hereof.

“Company Employees” has the meaning set forth in Section 5.10(b) hereof.

“Company Insiders” has the meaning set forth in Section 5.14 hereof.

“Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company or any Subsidiary.

“Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third Party Intellectual Property.

“Company Options” mean options to purchase shares of Company Common Stock issued under any of the Company Stock Plans.

“Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by, purported by the Company or any Subsidiary to be owned by or exclusively licensed to the Company or any Subsidiary.

“Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

“Company Products” means any and all products or services currently produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary, any and all products or services produced, marketed, licensed, sold, distributed or performed in the past by or on behalf of the Company or any Subsidiary to which the Company currently provides support, and any and all products and services currently under development by the Company or any Subsidiary.

“Company Proxy Statement” has the meaning set forth in Section 2.21 hereof.

“Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement between the Company and Computershare Investor Services, LLC, as rights agent, dated as of March 4, 2002

“Company RSAs” means any restricted stock awards granted under any of the Company Stock Plans.

“Company RSUs” means any common stock equivalents or restricted stock units issued under any of the Company Stock Plans.

“Company SEC Reports” has the meaning set forth in Section 2.4(a).

“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

“Company Stock Plans” means the Microtune, Inc. Amended and Restated 1996 Stock Option Plan, the Amended and Restated Microtune, Inc. 2000 Stock Plan, the Microtune, Inc. Amended and Restated 2000 Director Stock Plan, the Microtune, Inc. 2010 Stock Plan, and the Microtune, Inc. 2010 Director Stock Plan, and any other non-plan option grant, agreement or arrangement with respect to Company Common Stock., in each case as amended.

“Company Stockholder Approval” has the meaning set forth in Section 2.3(a).

“Company Stockholders Meeting” has the meaning set forth in Section 2.3(a).

“Company Voting Debt” means, collectively, any bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (A) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital or voting stock of the Company.

“Company Websites” has the meaning set forth in Section 2.10(p) hereof.

“Confidential Information” has the meaning set forth in Section 2.10(j) hereof.

“Confidentiality Agreement” has the meaning set forth in Section 5.5(a) hereof.

“Contract” means any legally-binding written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), understanding, obligation, instrument, indenture, bond, mortgage, note, loan, evidence of indebtedness, letter of credit, deed of trust, option, warranty, covenant not to compete, purchase order, license, sublicense, insurance policy, benefit plan, power of attorney, arrangement, commitment or undertaking as of the Agreement Date or as may hereafter be in effect.

“D&O Insurance” has the meaning set forth in Section 5.13(c) hereof.

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“delivered”, “made available” or “provided” means, with respect to any statement in this Agreement to the effect that any information, document or other material has been “delivered”, “made available” or “provided” to Parent or its Representatives, that such information, document or material was: (A) available for review by Parent or its Representatives in the virtual data room entitled “Kafka” hosted by Merrill Corporation (or, in the case of minute books, at the Company’s principal executive offices) in connection with this Agreement prior to the Agreement Date; or (B) delivered to Parent or its Representatives in the manner described in Section 8.2 of this Agreement on or prior to the Agreement Date.

“Dissenting Shares” has the meaning set forth in Section 1.7(c)(i) hereof.

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 1.3 hereof.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (A) the voting of any security or the transfer of any security or other asset, (B) the receipt of any income derived from any asset, (C) the use of any asset, and (D) the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” has the meaning set forth in Section 7.1(b) hereof.

“Environmental and Safety Laws” means any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and Orders issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other persons, including the public.

“ERISA” has the meaning set forth in Section 2.13(a) hereof.

“ERISA Affiliate” means any entity (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“ESPPs” means the Amended and Restated Microtune, Inc. 2000 Employee Stock Purchase Plan and the Microtune, Inc. 2010 Employee Stock Purchase Plan, each as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 1.9(b) hereof.

“Exchange Ratio” means the quotient obtained by dividing the Per-Share Cash Amount by the Parent Stock Price.

“Facilities” means all buildings and improvements on the Property.

“FTC” has the meaning set forth in Section 5.6(a) hereof.

“Foreign Plan” has the meaning set forth in Section 2.13(h) hereof.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GCA Software Agreements” has the meaning set forth in the definition of Standard Inbound IP Agreements.

“German Subsidiary” has the meaning set forth in Section 2.13(j) hereof.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, any court, tribunal, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” has the definition ascribed to such term under Section 13(d) of the Exchange Act.

“Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HSR Filing” has the meaning set forth in Section 5.6(a) hereof.

“Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

“Key Customer Agreements” has the meaning set forth in Section 2.18(a)(i) hereof.

“knowledge” means, with respect to the Company, the knowledge of any individual set forth on Schedule 8.3 hereto with respect to a fact, circumstance, event or other matter after reasonable inquiry.

“Leased Real Property” has the meaning set forth in Section 2.9(b).

“Legal Requirements” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Material Adverse Effect” means any change, event, development, condition, violation, inaccuracy, occurrence, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by the Company in this Agreement is, or would reasonably be expected to be, materially adverse in relation to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent that any such Effect results from: (A) the economy in general, (B) the economic, business, financial or regulatory environment generally affecting the industries in which the Company operates, (C) changes in Legal Requirements or applicable accounting regulations or principles or interpretations thereof, (D) any change in the Company’s stock price or trading volume, in and of itself, or any failure, in and of itself, by the Company to meet published revenue or earnings projections (it being understood that the underlying causes of any such change or such failure shall not be excluded by this clause (D)), (E) an act of terrorism or an outbreak or escalation of hostilities or war (whether or not declared) or any natural disasters or any national or international calamity or crisis, (F) the announcement or pendency of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (G) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the written consent of Parent, and (H) the litigation described in item 1 of Schedule 2.6(a) of the Company Disclosure Letter or any other claim, action, suit, proceeding, liability or obligation arising out of the facts, events or occurrences underlying such litigation; provided, however, that any Effect referred to in clauses (A), (B), (C), (D) and (E) above shall only be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such Effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating the industries in which the Company and its Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 2.18(a) hereof.

“Merger” has the meaning set forth in the recitals hereto.

“NASDAQ” means the NASDAQ Global Market.

“New Company Equity Rights” means Company RSUs granted pursuant to Section 5.11(b) under the Company Stock Plans.

“Notice of Superior Offer” has the meaning set forth in Section 5.3(d)(iv) hereof.

“Open Source Materials” has the meaning set forth in Section 2.10(k) hereof.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Owned Real Property” has the meaning set forth in Section 2.9(b).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Benefit Plans” has the meaning set forth in Section 5.10(b) hereof.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” means the average of the closing sale prices for a share of Parent Common Stock as quoted on NASDAQ Global Market for the ten (10) consecutive trading days ending with the third trading day that precedes the Closing Date.

“Patent Applications” has the meaning set forth in Section 2.10(c) hereof.

“Paying Agent” has the meaning set forth in Section 1.9(a) hereof.

“Permitted Encumbrances” has the meaning set forth in Section 2.9(a).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Per-Share Cash Amount” has the meaning set forth in Section 1.7(a)(i) hereof.

“Principal Subsidiaries” means Microtune Texas, L.P., Microtune GmbH & Co. KG, Microtune (Japan), Inc., Microtune (Taiwan), Ltd., Microtune (Korea), Ltd. and Microtune Shanghai, Ltd.

“Property” means all real property leased, owned, operated, occupied or used by the Company or any Subsidiary either currently or in the past.

“Proprietary Information and Technology” means any and all of the following tangible items: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing.

“Proxy Statement” has the meaning set forth in Section 5.1(a) hereof.

“PTO” has the meaning set forth in Section 2.10(c) hereof.

“Regulation S-K” has the meaning set forth in Section 2.4(c).

“Released” means spilled, leaked, pumped, poured, emitted, emptied, discharged, injected, escaped, leached, dumped, disposed or migrated into or through the environment or any natural or man-made structure.

“Representatives” means, with respect to any Person, the officers, directors, Affiliates or employees of or any investment banker, attorney, accountant or other agent, advisor or representative retained by such Person.

“Repurchase Rights” means outstanding rights to repurchase unvested shares of Company Capital Stock that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“Required Fiduciary Disclosure” has the meaning set forth in Section 5.3(e) hereof.

“Reseller Agreement” has the meaning set forth in Section 2.19(a)(iii) hereof.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.4(a).

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Information” means information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider (or issuable upon conversion of vested Company Options) and expected to be exchanged for cash in connection with the Merger, and the number and description of Company RSUs and Company RSAs held by each such Company Insider and expected to be converted into restricted stock units for Parent Common Stock and restricted stock awards covered by Parent Common Stock, in connection with the Merger.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Share Restrictions” has the meaning set forth in Section 2.2(a) hereof.

“Significant Customer” has the meaning set forth in Section 2.17(a) hereof.

“Significant Supplier” has the meaning set forth in Section 2.17(b) hereof.

“Standard Inbound IP Agreements” means (A) non-disclosure agreements granting a limited right to use confidential information entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), (B) non-exclusive trademark licenses; (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products (“GCA Software Agreements”); (D) licenses for Open Source Materials; and (E) proprietary information and invention disclosure and Intellectual Property assignment agreements with current or former employees, consultants and independent contractors referenced in Section 2.10(i).

“Standard NDA” has the meaning set forth in the definition of Standard Inbound IP Agreements.

“Standard Outbound IP Agreements” means (A) Standard NDAs, and (B) maintenance and support and professional services Contracts for Company Products entered into between the Company or any Subsidiary and its customers, and non-exclusive object code licenses or sales agreements for Company Products entered into by the Company or any Subsidiary, in each case in the ordinary course of its business consistent with past practice.

“Sub” has the meaning set forth in the preamble hereto.

“Subsidiary” means any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors or other individuals constituting a majority of the members of such Person’s board of directors or other governing body.

“Subsidiary Voting Debt” means, collectively, any bonds, debentures, notes or other indebtedness of any Subsidiary (A) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (B) the value of which is in any way based upon or derived from capital or voting stock of such Subsidiary.

“Superior Offer” means, with respect to the Company, an unsolicited, bona fide written offer made after the Agreement Date by a third party to acquire, directly or indirectly, (A) pursuant to a tender offer, exchange offer, merger, share exchange, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger), beneficial ownership of all or substantially all of the outstanding voting securities of the Company or (B) all or substantially all of the consolidated assets of the Company and its Subsidiaries, in each case, for consideration consisting exclusively of cash and/or publicly-traded securities (and for which financing, to the extent required by the Person making the offer, is committed at the time of the offer and will not be a condition to the consummation of the proposed transaction as set forth in a final definitive agreement relating thereto) that the Company Board, by majority vote, has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, (i) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal), and (ii) is reasonably likely to receive all required governmental approvals on a timely basis and is otherwise reasonably likely to be consummated on the terms proposed.

“Surviving Corporation” has the meaning set forth in Section 1.1 hereof.

“Tax” means (A) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, withholding, payroll, social security (or equivalent), employment, unemployment, Medicare, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Taxes or to indemnify any other Person.

“Tax Authority” has the meaning set forth in the definition of Tax.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes, and any amendment thereto.

“Termination Fee” has the meaning set forth in Section 7.3(b) hereof.

“Third Party Agreement” has the meaning set forth in Section 5.3(d)(iii) hereof.

“Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.

“Triggering Event” has the meaning set forth in Section 7.1(h) hereof.

“WARN Act” has the meaning set forth in Section 2.13(q) hereof.

“Works Council” has the meaning set forth in Section 2.13(k) hereof.

8.4 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to a Legal Requirement, such reference is to such Legal Requirement as amended. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement, and (iv) all references in this Agreement to “$” refer to U.S. dollars. References to a Person are also to its successors and permitted assigns. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.5 Counterparts. This Agreement may be executed by facsimile or portable document format (PDF) and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.6 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) other than pursuant to Section 5.9, are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly-owned Subsidiary of Parent without the prior consent of the Company; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.9 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the non-breaching party would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that prior to any valid termination of this Agreement in accordance with Section 7.1, (a) each party shall be entitled at its election to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting any bond or other undertaking, this being in addition to any other remedy to which they are entitled at law or in equity and (b) the parties shall waive, in any action for specific performance, the defense of adequacy of a remedy at law. Either party’s pursuit of specific performance at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by such party in the case of a breach of this Agreement involving fraud or willful or intentional misconduct.

8.10 Governing Law; Consent to Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (iv) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery shall be unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

8.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Rules of Construction. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

ZORAN CORPORATION

By:	/s/ Levy Gerzberg
Name: Levy Gerzberg
Title: President and Chief Executive Officer

MAPLE ACQUISITION CORP.

By:	/s/ Karl Schneider
Name: Karl Schneider
Title: President and Treasurer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

MICROTUNE, INC.

By:	/s/ James A. Fontaine
Name: James A. Fontaine
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A to Agreement and Plan of Merger

CERTIFICATE OF MERGER

OF

MAPLE ACQUISITION CORP.

WITH AND INTO

MICROTUNE, INC.

(Pursuant to Section 251 of the

General Corporation Law of the State of Delaware)

Microtune, Inc., a Delaware corporation, does hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) in the merger (the “Merger”) are:

Name	State of Incorporation
Microtune, Inc.	Delaware
Maple Acquisition Corp.	Delaware

SECOND: The Agreement and Plan of Merger, by and between Zoran Corporation, a Delaware corporation (“Parent”), Maple Acquisition Corp., a wholly-owned subsidiary of Parent, and Microtune, Inc., dated as of September 7, 2010 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) is Microtune, Inc.

FOURTH: The Certificate of Incorporation of Maple Acquisition Corp., as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation, except that, as of the effective time of the Merger, Article First of the certificate of incorporation of the Surviving Corporation will be amended as follows:

“FIRST. The name of the corporation is Microtune, Inc. (the “Corporation”)”

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 2201 10th Street, Plano, Texas 75074.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at the time of filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Microtune, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer on ___________, 20__.

MICROTUNE, INC.

By
Name:
Title: